                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                                 AMENDMENT NO. 1


                                 CURRENT REPORT



                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of earliest event reported): December 18, 1996


                        COMMUNITY FIRST BANKSHARES, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


     Delaware                           0-19368                46-0391436
----------------------------       -----------------------  -------------------
(State or other jurisdiction       (Commission File Number) (I.R.S. Employer
     of incorporation)                                      Identification No.)


     520 Main Avenue
     Fargo, North Dakota                                          58124-0001
---------------------------------------                       -----------------
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code: (701) 298-5600

Item 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On December 18, 1996, Mountain Parks Financial Corp. ("Mountain Parks") was merged with and into Community First Bankshares, Inc. ("CFB" or the "Company") pursuant to an Agreement and Plan of Reorganization dated as of June 25, 1996 by and between CFB and Mountain Parks (the "Merger Agreement"). The 4,060,135 shares of outstanding Mountain Parks common stock as of the effective date of the merger were converted into approximately 5.2 million shares of newly issued common stock of the Company, according to the conversion ratio set forth in the Merger Agreement of 1.275 shares of CFB common stock for each share of Mountain Parks common stock (with cash being paid for fractional shares of CFB common stock). The market value of the Company's common stock issued in the merger was approximately $142.2 million, based on the closing price of CFB common stock on the Nasdaq National Market on December 18, 1996.

     Pursuant to the Merger Agreement, all properties and assets of every kind held by Mountain Parks at the effective date of the merger have become the properties and assets of CFB, and CFB has become liable for all the debts, liabilities and other obligations of Mountain Parks. Mountain Parks was a bank holding company that operated a Colorado state chartered bank with full service commercial banking facilities in 17 Colorado communities located in winter ski and summer recreational areas in the Colorado mountains and in the greater Denver/Boulder metropolitan area. As of September 30, 1996, Mountain Parks had total consolidated assets of approximately $581.8 million.

     The merger with Mountain Parks will be accounted for as a pooling of interests. Accordingly, all historical Mountain Parks information of CFB will be restated to combine the results of operations, assets and liabilities of CFB and Mountain Parks.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  SUPPLEMENTAL FINANCIAL STATEMENTS - COMMUNITY FIRST
          BANKSHARES, INC. - YEARS ENDED DECEMBER 31, 1995, 1994
          AND 1993 AS RESTATED TO REFLECT ACQUISITION OF MOUNTAIN
          PARKS:

          Supplemental Report of Independent Auditors. . . . . . . . . . . . F-1

          Supplemental Consolidated Statement of Financial Condition . . . . F-2

          Supplemental Consolidated Statements of Income . . . . . . . . . . F-3

          Supplemental Consolidated Statements of Shareholders' Equity . . . F-5

          Supplemental Consolidated Statements of Cash Flows . . . . . . . . F-7

          Notes to Supplemental Consolidated Financial Statements. . . . . . F-8

          Quarterly Results of Operations (unaudited). . . . . . . . . . . .F-34

          Consolidated Statement of Condition - Five Year Summary. . . . . .F-36

          Consolidated Statement of Income - Five Year Summary . . . . . . .F-37

     (b) SUPPLEMENTAL FINANCIAL STATEMENTS - COMMUNITY FIRST BANKSHARES, INC. - NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AS RESTATED TO REFLECT ACQUISITION OF MOUNTAIN PARKS:

          Supplemental Condensed Consolidated Statements of Financial
          Condition as of September 30, 1996 (Unaudited) and
          December 31, 1995. . . . . . . . . . . . . . . . . . . . . . . . .F-38

          Supplemental Condensed Consolidated Statements of Income
          for the Nine Months Ended September 30, 1996 and
          1995 (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . . .F-39

          Supplemental Condensed Consolidated Statements of Cash Flows
          for the Nine Monhs Ended September 30, 1996 and 1995
          (Unaudited). . . . . . . . . . . . . . . . . . . . . . . . . . . .F-40

          Notes to Unaudited Supplemental Condensed Consolidated
          Financial Statements . . . . . . . . . . . . . . . . . . . . . . .F-41

     (c)  SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS
          ENDED DECEMBER 31, 1995, 1994 AND 1993 AS RESTATED TO REFLECT
          THE ACQUISITION OF MOUNTAIN PARKS. . . . . . . . . . . . . . . . .F-45

     (d)  SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 AS RESTATED
          TO REFLECT THE ACQUISITION OF MOUNTAIN PARKS. . . . . . . . . . . F-68

     (e)  EXHIBITS.

          23.1 Consent of Ernst & Young LLP
          27.1 Financial Data Schedule


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               COMMUNITY FIRST BANKSHARES, INC.


                                 By     /s/ Mark A. Anderson
                                   --------------------------------------------
                                   Mark A. Anderson, Executive Vice
                                     President and Chief Financial Officer
Dated: January 15, 1997

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Community First Bankshares, Inc.

We have audited the accompanying supplemental consolidated statements of financial condition of Community First Bankshares, Inc., and subsidiaries (formed as a result of the consolidation of Community First Bankshares, Inc. and Mountain Parks Financial Corp.) as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of Community First Bankshares, Inc. and Mountain Parks Financial Corp. on December 18, 1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Community First Bankshares, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the consolidated financial statements of Mountain Parks Financial Corp. which statements reflect total assets constituting 16% for 1995 and 13% for 1994 of the related supplemental consolidated financial statements totals, and which reflect net income constituting 24%, 25%, and 18% of the related supplemental consolidated totals for the years ended December 31, 1995, 1994 and 1993, respectively. We also did not audit the 1994 and 1993 consolidated financial statements of Minowa Bancshares, Inc. and First Community Bankshares, Inc., wholly-owned subsidiaries acquired in 1995, which statements reflect total assets constituting 11% and 8%, respectively, for 1994 of the related supplemental consolidated financial statement totals, and which reflect net income constituting 8% and 9%, respectively, for the year ended December 31, 1994 and 13% and 7%, respectively, for the year ended December 31, 1993 of the related supplemental consolidated financial statement totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Mountain Parks Financial Corp., Minowa Bancshares, Inc. and First Community Bankshares, Inc. is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the fianancial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bankshares, Inc., and subsidiaries at December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of Mountain Parks Financial Corp., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

As discussed in Note 15 to the supplemental consolidated financial statements, in 1993 Community First Bankshares, Inc., changed its method of accounting for income taxes.

Minneapolis, Minnesota
January 25, 1996, except for Note 3, as to which the date is December 18, 1996

                        COMMUNITY FIRST BANKSHARES, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31                                                  1995          1994
--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS
Cash and due from banks. . . . . . . . . . . . . . .    $   137,551  $    96,232
Federal funds sold and securities purchased
 under agreements to resell. . . . . . . . . . . . .         25,965        8,135
Interest-bearing deposits. . . . . . . . . . . . . .          3,213        6,377
Available-for-sale securities. . . . . . . . . . . .        486,522      231,364
Held-to-maturity securities
 (Fair Value: 1995 - $231,704, 1994 - $362,367)  . .        230,820      381,875
Loans, net   . . . . . . . . . . . . . . . . . . . .      1,744,481    1,312,813
Bank premises and equipment, net . . . . . . . . . .         51,534       38,940
Accrued interest receivable. . . . . . . . . . . . .         28,347       20,124
Intangibles. . . . . . . . . . . . . . . . . . . . .         34,898       16,607
Other assets . . . . . . . . . . . . . . . . . . . .         26,645       18,152
--------------------------------------------------------------------------------
Total assets . . . . . . . . . . . . . . . . . . . .    $ 2,769,976  $ 2,130,619
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing . . . . . . . . . . . . . . . .    $   398,314  $   315,667
 Interest-bearing:
   Savings and NOW accounts. . . . . . . . . . . . .        873,025      699,412
   Time accounts over $100,000 . . . . . . . . . . .        202,520      115,052
   Other time accounts . . . . . . . . . . . . . . .        885,857      664,434
--------------------------------------------------------------------------------
Total deposits . . . . . . . . . . . . . . . . . . .      2,359,716    1,794,565
Federal funds purchased and securities sold under
  agreements to repurchase   . . . . . . . . . . . .         50,102       74,319
Other short-term borrowings. . . . . . . . . . . . .         40,779       39,150
Long-term debt . . . . . . . . . . . . . . . . . . .         81,288       38,092
Accrued interest payable . . . . . . . . . . . . . .         15,978        9,275
Other liabilities. . . . . . . . . . . . . . . . . .         17,153       11,901
--------------------------------------------------------------------------------
Total liabilities. . . . . . . . . . . . . . . . . .      2,565,016    1,967,302
Minority interest. . . . . . . . . . . . . . . . . .            956        5,616
Shareholders' equity:
 Preferred stock . . . . . . . . . . . . . . . . . .         23,000       23,000
 Common stock, par value $.01 per share:
   Authorized Shares - 20,000,000
   Issued Shares - 16,164,357. . . . . . . . . . . .            162          148
 Capital surplus . . . . . . . . . . . . . . . . . .         64,776       48,915
 Retained earnings . . . . . . . . . . . . . . . . .        115,154       92,755
 SFAS 115 Equity Adjustment. . . . . . . . . . . . .          1,976      (5,182)
 Less cost of common stock in treasury - 1995 -
   78,624 shares;
   1994 - 144,344 shares . . . . . . . . . . . . . .        (1,064)      (1,935)
--------------------------------------------------------------------------------
Total shareholders' equity . . . . . . . . . . . . .        204,004      157,701
--------------------------------------------------------------------------------
Total liabilities and shareholders' equity . . . . .    $ 2,769,976  $ 2,130,619
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SEE ACCOMPANYING NOTES.

                        COMMUNITY FIRST BANKSHARES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31,                           1995       1994       1993
-------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME:
 Loans . . . . . . . . . . . . . . . . . . .  $ 150,948  $  104,012  $   81,931
 Investment securities . . . . . . . . . . .     40,210      38,032      37,479
 Interest-bearing deposits . . . . . . . . .        366         638         753
 Federal funds sold and resale agreements. .      1,344         555         983
-------------------------------------------------------------------------------
Total interest income. . . . . . . . . . . .    192,868     143,237     121,146

INTEREST EXPENSE:
 Deposits. . . . . . . . . . . . . . . . . .     71,780      46,560      42,873
 Short-term and other borrowings . . . . . .      6,184       4,029       1,994
 Long-term debt. . . . . . . . . . . . . . .      4,927       2,879       2,404
-------------------------------------------------------------------------------
Total interest expense . . . . . . . . . . .     82,891      53,468      47,271
-------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . .    109,977      89,769      73,875
Provision for loan losses. . . . . . . . . .      2,711       1,839       2,149
-------------------------------------------------------------------------------
Net interest income after provision for
 loan losses . . . . . . . . . . . . . . . .    107,266      87,930      71,726

NONINTEREST INCOME:
 Service charges on deposit accounts . . . .     10,116       8,467       7,571
 Fees from fiduciary activities. . . . . . .      2,718       2,157       2,103
 Insurance commissions . . . . . . . . . . .      4,283       3,777       3,442
 Net gains on sales of securities. . . . . .         52          99       1,910
 Other . . . . . . . . . . . . . . . . . . .      5,319       4,492       3,132
-------------------------------------------------------------------------------
Total noninterest income . . . . . . . . . .     22,488      18,992      18,158

NONINTEREST EXPENSE:
 Salaries and employee benefits. . . . . . .     42,796      35,083      29,931
 Net occupancy . . . . . . . . . . . . . . .     10,563       9,353       8,413
 FDIC insurance. . . . . . . . . . . . . . .      2,532       3,720       3,193
 Legal and accounting. . . . . . . . . . . .      1,311       1,403       1,490
 Other professional service. . . . . . . . .      2,700       2,054       2,286
 Acquisition expense . . . . . . . . . . . .        768         908           -
 Data processing . . . . . . . . . . . . . .      1,607         856         722
 Amortization of intangibles . . . . . . . .      2,551       1,876       1,634
 Other . . . . . . . . . . . . . . . . . . .     17,765      14,988      13,185
-------------------------------------------------------------------------------
Total noninterest expense. . . . . . . . . .     82,593      70,241      60,854
-------------------------------------------------------------------------------
Income before income taxes and cumulative
 effect of accounting change . . . . . . . .     47,161      36,681      29,030
Provision for income taxes . . . . . . . . .     17,208      13,952      10,775
-------------------------------------------------------------------------------
Income before cumulative effect of accounting
 change. . . . . . . . . . . . . . . . . . .     29,953      22,729      18,255
Cumulative effect of accounting change . . .          -           -         359
-------------------------------------------------------------------------------
Net income . . . . . . . . . . . . . . . . .  $  29,953  $   22,729  $   18,614
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Net income applicable to common equity . . .  $  28,343  $   21,638  $   18,614
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        COMMUNITY FIRST BANKSHARES, INC.

Years ended December 31,                          1995         1994      1993
------------------------------------------------------------------------------

Earnings per common and common equivalent share:
 Primary earnings per share before cumulative
   effect of accounting change . . . . . . . .    $  1.82   $   1.48    $  1.29
 Cumulative effect of accounting change. . . .       -          -           .03
-------------------------------------------------------------------------------
 Primary earnings per share. . . . . . . . . .       1.82       1.48       1.32
-------------------------------------------------------------------------------
 Fully diluted earnings per share before
   cumulative effect of accounting change. . .       1.74       1.42       1.27
 Cumulative effect of accounting change. . . .       -          -           .03
-------------------------------------------------------------------------------
 Fully diluted earnings per share. . . . . . .    $  1.74   $   1.42    $  1.30
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Average common and common equivalent shares
 outstanding:
 Primary . . . . . . . . . . . . . . . . . .   15,543,129 14,580,309 14,098,585
 Fully diluted . . . . . . . . . . . . . . .   17,276,050 16,136,433 14,396,532

SEE ACCOMPANYING NOTES.

                         COMMUNITY FIRST BANKSHARES, INC.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                           Preferred Stock       Common Stock                          Treasury Stock
Years ended December 31,                  -----------------   ------------------  Capital  Retained   ----------------
1995, 1994, and 1993                       Shares    Amount     Shares    Amount  Surplus  Earnings    Shares    Amount    Total
---------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE AT DECEMBER 31, 1992 . . . . . .        -   $     -   13,868,234    $140 $ 43,720  $ 63,440   268,522   $(3,389) $103,911
Net income . . . . . . . . . . . . . . .        -         -            -       -        -    18,614         -         -    18,614
Common stock dividends
  ($.40 per share) . . . . . . . . . . .        -         -            -       -        -    (3,330)        -         -    (3,330)
Purchases of common stock
  for treasury at cost . . . . . . . . .        -         -            -       -        -         -   146,500    (1,882)   (1,882)
Sales of treasury stock to
  employee benefit plans . . . . . . . .        -         -            -       -        -         2   (13,650)      177       179
Issuance of common stock . . . . . . . .        -         -    1,260,022      11    8,360         -         -         -     8,371
Exercise of options, net of stock
  tendered in payment. . . . . . . . . .        -         -            -       -        -    (1,088) (128,607)    1,645       557
ESOP Loan Guarantee. . . . . . . . . . .        -         -            -       -     (200)        -         -         -      (200)
Retirement of common stock . . . . . . .                        (605,625)     (6)  (3,937)                                 (3,943)
Investment in data processing subsidiary                                                       (248)                         (248)
Unrealized gain on available-for-
  sale securities, net of income
  taxes of $1,822. . . . . . . . . . . .        -         -            -       -        -     3,042         -         -     3,042
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993 . . . . . .        -         -   14,522,631     145   47,943    80,432   272,765    (3,449)  125,071
Net income . . . . . . . . . . . . . . .        -         -            -       -        -    22,729         -         -    22,729
Preferred stock dividends
  ($4.74 per share). . . . . . . . . . .        -         -            -       -        -    (1,091)        -         -    (1,091)
Common stock dividends
  ($.44 per share) . . . . . . . . . . .        -         -            -       -        -    (3,794)        -         -    (3,794)
Purchases of common stock for
  treasury at cost . . . . . . . . . . .        -         -            -       -        -         -   102,000    (1,384)   (1,384)
Sales of treasury stock to employee
  benefit plans. . . . . . . . . . . . .        -         -            -       -       26         -   (19,650)      243       269
Issuance of preferred stock. . . . . . .  230,000    23,000            -       -   (1,048)        -         -         -    21,952
Exercise of options, net of stock
  tendered in payment. . . . . . . . . .        -         -       10,200       -       14      (377)  (40,176)      502       139
Exercise of warrants, net of stock
  tendered in payment. . . . . . . . . .        -         -            -       -        -    (2,102) (170,595)    2,153        51
Conversion of debentures . . . . . . . .                         212,089       3    1,980                                   1,983
Change in unrealized gain on available
  for sale securities, net of income
  tax benefit of $4,537. . . . . . . . .        -         -            -       -        -    (8,244)        -         -    (8,244)
---------------------------------------------------------------------------------------------------------------------------------

                      COMMUNITY FIRST BANKSHARES, INC.


                                           Preferred Stock       Common Stock                          Treasury Stock
Years ended December 31,                  -----------------   ------------------  Capital  Retained   ----------------
1995, 1994, and 1993                       Shares    Amount     Shares    Amount  Surplus  Earnings    Shares    Amount    Total
---------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BALANCE AT DECEMBER 31, 1994 . . . . . .  230,000   $23,000   14,744,919    $148  $48,915   $87,573   144,344   $(1,935) $157,701
Net income . . . . . . . . . . . . . . .        -         -            -       -        -    29,953         -         -    29,953
Preferred stock dividends
  ($4.74 per share). . . . . . . . . . .        -         -            -       -        -    (1,610)        -         -    (1,610)
Common stock dividends
  ($0.48 per share). . . . . . . . . . .        -         -            -       -        -    (5,279)        -         -    (5,279)
Issuance of common stock . . . . . . . .                         891,863       9   11,568                                  11,577
Purchases of common stock for
  treasury at cost . . . . . . . . . . .        -         -            -       -        -         -     4,000       (56)      (56)
Sales of treasury stock to
  employee benefit plans . . . . . . . .        -         -            -       -       22         -   (18,194)      237       259
Exercise of options, net of stock
  tendered in payment. . . . . . . . . .        -         -       20,635       -      156      (209)  (51,526)      690       637
Exercise of warrants, net of stock
  tendered in payment. . . . . . . . . .                          21,602                                                        -
Conversion of debentures . . . . . . . .                         485,338       5    3,915                                   3,920
Liquidation of investment in
  subsidiary to shareholders . . . . . .        -         -            -       -        -      (456)        -         -      (456)
Termination of ESOP loan guarantee
  upon satisfaction of debt. . . . . . .        -         -            -       -      200         -         -         -       200
Change in unrealized loss on available-
  for-sale securities, net of income tax
  benefit of $4,219. . . . . . . . . . .        -         -            -       -        -     7,158         -         -     7,158
---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 . . . . . .  230,000   $23,000   16,164,357    $162  $64,776  $117,130    78,624   $(1,064) $204,004


SEE ACCOMPANYING NOTES.

                        COMMUNITY FIRST BANKSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



Years ended December 31                            1995        1994      1993
-------------------------------------------------------------------------------
(IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income . . . . . . . . . . . . . . . . . .  $  29,953   $  22,729 $  18,614
Adjustments to reconcile net income to
 net cash provided by operating activities:
   Provision for loan losses . . . . . . . . .      2,711       1,839     2,149
   Depreciation. . . . . . . . . . . . . . . .      5,373       4,447     3,850
   Cumulative effect of accounting change. . .          -           -      (359)
   Amortization of intangibles . . . . . . . .      2,551       1,876     1,634
   Net amortization of premiums and discounts
     on securities . . . . . . . . . . . . . .      1,946       2,545     2,160
   Deferred income tax benefit . . . . . . . .     (4,009)     (1,031)   (1,152)
   (Increase) decrease in interest receivable.     (2,309)     (2,676)      644
   Increase (decrease) in interest payable . .      4,746         856      (457)
   Other, net. . . . . . . . . . . . . . . . .     (6,066)      6,470       378
                                                -------------------------------
Net cash provided by operating activities. . .     34,896      37,055    27,461

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired . . . . . .     35,667       2,410     5,931
Net decrease in interest-bearing deposits. . .       (600)      2,728     5,924
Purchases of available-for-sale securities . .    (86,629)    (54,206)  (48,786)
Maturities of available-for-sale securities. .     75,262      78,613    17,619
Sales of securities, net of gains. . . . . . .     50,530      61,607   141,684
Purchases of held-to-maturity securities . . .    (75,871)    (94,639) (296,714)
Maturities of held-to-maturity securities. . .     54,990      85,901   175,727
Net increase in loans. . . . . . . . . . . . .   (139,434)   (214,463) (159,310)
Net increase in bank premises and equipment. .    (10,438)     (9,782)   (5,956)
Net (decrease) increase in minority interest .     (4,828)        235      (173)
                                                -------------------------------
Net cash used in investing activities. . . . .   (101,351)   (141,596) (164,054)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in demand deposits,
 NOW accounts and savings accounts . . . . . .    (44,603)    (26,468)   89,135
Net increase in time accounts. . . . . . . . .    141,005      54,234    15,211
Net (decrease) increase in short-term and
 other borrowings. . . . . . . . . . . . . . .    (23,088)     50,525     3,289
Proceeds from issuance of long-term debt . . .     56,624           -    51,017
Repayment of long-term debt. . . . . . . . . .    (10,000)     (6,450)  (22,578)
Retirement of common stock . . . . . . . . . .          -           -    (3,943)
Net proceeds from issuance of common stock . .     11,577          66     8,371
Net proceeds from issuance of preferred stock.          -      21,952         -
Purchase of common stock held in treasury. . .        (56)     (1,384)   (1,882)
Sale of common stock held in treasury. . . . .        896         451       736
Preferred stock dividends paid . . . . . . . .     (1,610)     (1,091)         -
Common stock dividends paid. . . . . . . . . .     (5,279)     (3,794)   (3,330)
                                                -------------------------------
Net cash provided by financing activities. . .    125,466      88,041   136,026
                                                -------------------------------
Net increase (decrease) in cash and
 cash equivalents. . . . . . . . . . . . . . .     59,011     (16,500)     (567)
Cash and cash equivalents at beginning
 of year . . . . . . . . . . . . . . . . . . .    104,653     121,153   121,720
                                                -------------------------------
Cash and cash equivalents at end of year . . .  $ 163,664   $ 104,653 $ 121,153
                                                -------------------------------
                                                -------------------------------
See accompanying notes.

                        COMMUNITY FIRST BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1995, 1994 and 1993


1.   SIGNIFICANT ACCOUNTING POLICIES

     Community First Bankshares, Inc. (the "Company") is multi-bank holding company, which at the end of 1995, served 75 communities in Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin. The Company's community banks provide a full range of banking services, primarily in small and medium-sized communities and the surrounding communities. In addition to its primary emphasis on commercial and consumer banking services, the Company offers trust, insurance and nondeposit investment products and services.

BASIS OF PRESENTATION

     As discussed in Note 3, the Company acquired Mountain Parks Financial Corporation("Mountain Parks") on December 18, 1996, in a transaction accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of Mountain Parks. These supplemental financial statements, giving retroactive effect to the merger of Mountain Parks, will become the Company's historical financial statements upon issuance of its annual financial statements for the period ended December 31, 1996. The consolidated financial statements include the accounts of Community First Bankshares, Inc., its wholly-owned data processing, credit origination and insurance agency subsidiaries and its eighteen majority-owned subsidiary banks. Minority interest is reflected in consolidation and is the portion of the subsidiary banks (ranging from 0.00% to 2.87% at December 31, 1995, and from 0.00% to 18.93% at both December 31, 1994 and 1993) that is not owned by the Company.
All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

     As discussed in Note 2, the Company acquired Minowa Bancshares, Inc. ("Minowa"), on February 22, 1995, and First Community Bankshares, Inc. ("FCB"), on July 3, 1995. These acquisitions were accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the three companies on a combined basis for all periods presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HELD-TO-MATURITY AND AVAILABLE-FOR-SALE SECURITIES

     Management determines the classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the

Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported as a component of retained earnings in shareholders' equity.

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and accretion is included as an adjustment to interest income from investments. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

LOANS

     Loans are stated at their principal balance outstanding, less the allowance for loan losses. Interest on loans is recognized on an accrual basis. Loans are placed on nonaccrual when they become past due over 90 days, or earlier, if the collection of interest or principal is considered unlikely. Thereafter, no interest income is recognized unless received in cash and until such time as the borrower demonstrates the ability to pay interest and principal.

LOAN FEE INCOME

     The Company recognizes loan fees and certain direct origination costs as a yield adjustment over the estimated life of the loan, utilizing a method that results in a constant rate of return.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained through charges to expense at an amount that will provide for estimated loan losses. These estimates are based principally on a continual review of the loan portfolio, loan charge-off experience, economic conditions and industry guidelines. Ultimate losses may vary from current estimates, and as adjustments become necessary, the allowance for loan losses is adjusted in the periods in which such losses become known or fail to occur. Actual loan charge-offs and subsequent recoveries are deducted from and added to the allowance, respectively.

BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated lives of the assets and includes amortization of assets recorded under capital leases. Estimated lives range from three to twenty and twenty-five to forty years for equipment and premises, respectively. Accelerated depreciation methods are used for income tax reporting purposes.

INTANGIBLE ASSETS

     The excess cost over net assets (goodwill) of banking subsidiaries is amortized over fifteen years. At December 31, 1995, goodwill totaled $28,318,000, net of accumulated amortization of $4,066,000. Other intangible assets, principally deposit base intangibles, unexpired premium lists and noncompetition agreements, totaled $6,580,000, net of accumulated amortization of $4,022,000, and are amortized over their estimated useful lives ranging from three to twenty-five years.

INCOME TAXES

     The Company provides for income taxes based on income reported for financial statement purposes, rather than amounts currently payable under statutory tax laws. Deferred taxes are recorded to reflect the tax consequences on future years' differences between the tax bases of assets and liabilities and the financial reporting of amounts at each year-end.

EARNINGS PER SHARE

     Primary earnings per common share is calculated by dividing net income adjusted for preferred stock dividends declared by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period.

     Fully diluted earnings per common share is based on net income before considering the preferred stock dividends declared and interest expense, net of tax, paid on convertible exchangeable redeemable subordinated debentures (the "Debentures"). Interest expense on the Debentures, net of tax, was $86,000, $261,000 and $79,000 for the years ended December 31, 1995, 1994, and 1993, respectively. The weighted average number of shares of common stock outstanding is increased by the assumed conversion of convertible preferred stock outstanding and the Debentures outstanding from the beginning of the period or date of issuance, if later, and the number of shares of common stock that would be issued assuming the exercise of stock options and warrants during each period. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents is defined as cash and due from banks, federal funds sold and securities purchased under agreements to resell.

STOCK-BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

2.   BUSINESS COMBINATIONS

     On July 3, 1995, the Company issued 1,196,445 shares of common stock to complete its merger with FCB, a holding company with five banks in Colorado. The merger was accounted for using the pooling of interests method. Operating results of the Company and FCB for the years ended December 31, 1994 and 1993, and the six months ended June 30, 1995, prior to restatement were:

                                          The Company      FCB         Combined
                                          -------------------------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

Six months ended June 30, 1995 (unaudited):
   Net interest income . . . . . . . . . . . $  36,687    $ 3,656     $ 40,343
   Net income. . . . . . . . . . . . . . . .     9,220        490        9,710
   Net income applicable to common equity. .     8,416        490        8,906
   Earnings per common and common
     equivalent share:
       Primary . . . . . . . . . . . . . . .      $.82      $2.46         $.78
       Fully diluted . . . . . . . . . . . .      $.79      $2.46         $.75

Year ended December 31, 1994:
   Net interest income . . . . . . . . . . . $  66,651    $ 7,127     $ 73,778
   Net income. . . . . . . . . . . . . . . .    14,988      1,962       16,950
   Net income applicable to common equity. .    13,897      1,962       15,859
   Earnings per common and common
     equivalent share:
       Primary . . . . . . . . . . . . . . .     $1.36      $9.86        $1.39
       Fully diluted . . . . . . . . . . . .     $1.35      $9.86        $1.37

Year ended December 31, 1993:
   Net interest income . . . . . . . . . . . $  57,033    $ 5,182     $ 62,215
   Net income. . . . . . . . . . . . . . . .    13,994      1,313       15,307
   Net income applicable to common equity. .    13,994      1,313       15,307
   Earnings per common and common
     equivalent share:
       Primary . . . . . . . . . . . . . . .     $1.36      $7.58        $1.35
       Fully diluted . . . . . . . . . . . .     $1.36      $7.58        $1.35

(OPERATING RESULTS OF THE COMPANY HAVE BEEN RESTATED TO REFLECT THE MINOWA BANCSHARES, INC., ACQUISITION.)
(OPERATING RESULTS OF THE COMPANY HAVE NOT BEEN RESTATED TO REFLECT THE MOUNTAIN PARKS FINANICAL CORPORATION ACQUISITION.)
(NO MATERIAL ADJUSTMENTS WERE REQUIRED TO RESTATE COMBINED RESULTS OF
OPERATIONS.)

     On July 7, 1995, the Company acquired Financial Holdings, Inc. ("Financial Holdings"), with offices in Boulder and Louisville, Colorado. In the transaction which was accounted for as a purchase, the Company paid approximately $12,725,000 for 100% of Financial Holdings common stock. The transaction resulted in the recognition of goodwill of approximately $6,137,000.

     On May 11, 1995, the Company acquired Abbott Bank Group, Inc. ("Abbott"), with offices in Alliance, Nebraska, and ten other central and western Nebraska locations. In the transaction, which was accounted for as a purchase, the Company paid approximately $34,000,000 for 100% of the Abbott common stock. The transaction resulted in the recognition of goodwill of approximately $6,100,000.

     On February 22, 1995, the Company issued 2,400,568 shares of common stock to acquire Minowa, a three-bank holding company headquartered in Decorah, Iowa. At acquisition, Minowa had approximately $224 million in assets and $197 million in deposits at three banks located in Decorah, Iowa; Caledonia, Minnesota; and Mabel, Minnesota. The Company used the pooling of interests method to account for the transaction.

     During 1994 and 1995, the Company completed the acquisition of several smaller financial institutions in its existing markets. These acquisitions, described below, were accounted for using the purchase method and were not material to the financial condition or operating results of the Company.

     On October 2, 1995, the Company acquired the Farmers & Merchants Bank, Beach, North Dakota ("Beach"), with two offices in Beach and Medora, North Dakota. The Company paid approximately $4,300,000 for all the Beach common stock. The transaction resulted in the recognition of goodwill of approximately $1,100,000.

     On September 15, 1995, the Company, through a wholly-owned subsidiary, acquired People's Bank and Trust Company, Aurora Colorado ("People's") from Midwest Investment Company. In the transaction which was accounted for as a purchase, the Company paid approximately $5,596,000 for 100% of the People's common stock. The transaction resulted in the recognition of approximately $2,340,000 in goodwill.

     On May 20, 1994, the Company acquired Frontier Bank of Denver, Denver, Colorado ("Frontier") from Frontier Bank Corporation of Denver through a merger of Frontier into a wholly-owned subsidiary. The transaction which was accounted for as a purchase resulted in the Company acquiring 100% of Frontier's common stock for a purchase price of approximately $4,700,000. The transaction resulted in the recognition of approximately $1,974,000 in goodwill.

     On April 1, 1994, the Company acquired Bank of Spooner, Spooner, Wisconsin ("Spooner"), Grand National Bank, Fraser, Colorado ("Fraser"), and Ada BancShares, Inc., Ada, Minnesota ("Ada"). The Company paid approximately $14,000,000 for substantially all the common stock of the acquired companies. The transactions resulted in the recognition of goodwill of approximately $4,100,000.

     The operating results of all of the companies acquired in purchase transactions subsequent to the dates of acquisition are included in the Company's consolidated financial statements for the years ended December 31, 1995, 1994 and 1993.

     The following unaudited pro forma consolidated financial information for the year ended December 31, 1995, reflects the results of operations as if the acquisitions of Abbott and Financial Holdings had occurred on the first day of 1995. The unaudited pro forma consolidated financial information for the year ended December 31, 1994, reflects the results of operations as if the acquisitions of Abbott, Spooner, and Financial Holdings had occurred on the first day of 1994. Such unaudited pro forma consolidated financial information may not be indicative of the results of future operations or as they might have been had the acquisitions been effected on the assumed date.


Year ended December 31, 1995 (unaudited)

                                                                                                                    Pro Forma
                                                                                                                  Consolidated
                                 Community First       The Abbott                                                   Financial
                                Bankshares, Inc.       Bank Group      Financial Holdings                          Information
                                   Year Ended       Four Months Ended   Six Months Ended       Adjustments         Year Ended
                                  December 31,          April 30,           June 30,       ------------------     December 31,
                                      1995                1995                1995         Debit       Credit         1995
------------------------------------------------------------------------------------------------------------------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)

Interest income. . . . . . . .    $192,868            $9,009                $4,368                                   $206,245
Interest expense . . . . . . .      82,891             3,734                 1,353         $1,249 (2)                  89,227
                                  --------------------------------------------------------------------------------------------
Net interest income. . . . . .     109,977             5,275                 3,015                                    117,018
Provision for loan losses. . .       2,711               565                   387                                      3,663
                                  --------------------------------------------------------------------------------------------
Net interest income after
 provision . . . . . . . . . .     107,266             4,710                 2,628                                    113,355
Noninterest income . . . . . .      22,488             1,486                   760                                     24,734
Noninterest expense. . . . . .      82,593             4,412                 2,774           $348 (1)                  90,127
                                  --------------------------------------------------------------------------------------------
Income before income taxes . .      47,161             1,784                   614                                     47,962
Provision for income taxes . .      17,208               742                   304                         $440 (3)    17,814
                                  --------------------------------------------------------------------------------------------
Net income . . . . . . . . . .      29,953             1,042                   310                                     30,148
                                  --------------------------------------------------------------------------------------------
Net income applicable to
 common equity . . . . . . . .     $28,343            $1,042                  $310                                    $28,538
                                  --------------------------------------------------------------------------------------------
                                  --------------------------------------------------------------------------------------------

Earnings per common and
  common equivalent share:
  Primary  . . . . . . . . . .       $1.82                                                                              $1.84
  Fully diluted  . . . . . . .       $1.74                                                                              $1.75


(1) Amortization of purchase accounting adjustments is computed using the effective yield or straight-line method over periods ranging from three to fifteen years, based upon the contractual or useful lives of the underlying assets.

(2) Net interest expense resulting from additional borrowing incurred to fund purchases.

(3)  Tax effect of the pro forma adjustments.

Year ended December 31, 1994 (unaudited)

                                                                                                                      Pro Forma
                                                     Bank of                                                       Consolidated
                              Community First        Spooner     The Abbott      Financial                            Financial
                             Bankshares, Inc.   Three Months     Bank Group       Holdings                          Information
                                   Year Ended          Ended     Year Ended     Year Ended       Adjustments         Year Ended
                                 December 31,      March 31,   December 31,   December 31,     ---------------     December 31,
                                         1994           1994           1994           1994     Debit    Credit             1994
-------------------------------------------------------------------------------------------------------------------------------

Interest income. . . . . .           $143,237         $1,383        $23,683         $6,319                 $12 (1)     $174,634
Interest expense . . . . .             53,468            559          9,492          1,573    $3,290 (2)   $40 (1)       68,342
-------------------------------------------------------------------------------------------------------------------------------
Net interest income. . . .             89,769            824         14,191          4,746                              106,292
Provision for loan loss. .              1,839             45          2,499             70                                4,453
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision . . . . . . . .             87,930            779         11,692          4,676                              101,839
Noninterest income . . . .             18,992            120          4,501          1,221                               24,834
Noninterest expense. . . .             70,241            579         13,720          4,366      $907 (1)                 89,813
-------------------------------------------------------------------------------------------------------------------------------
Income before income
 taxes . . . . . . . . . .             36,681            320          2,472          1,531                               36,860
Provision for income
 taxes . . . . . . . . . .             13,952            103            832            531              $1,148 (3)       14,270
-------------------------------------------------------------------------------------------------------------------------------
Net income . . . . . . . .             22,729            217          1,640          1,000                               22,590
-------------------------------------------------------------------------------------------------------------------------------
Net income applicable to
 common equity . . . . . .           $ 21,638           $217        $ 1,640         $1,000                              $21,499
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

Earnings per common and
  common equivalent share:
  Primary. . . . . . . . .              $1.48                                                                             $1.47
  Fully diluted  . . . . .              $1.42                                                                             $1.42


(1) Amortization of purchase accounting adjustments is computed using the effective yield or straight-line method over periods ranging from three to fifteen years, based upon the contractual or useful lives of the underlying assets.

(2) Net interest expense resulting from additional borrowing incurred to fund purchases.

(3)  Tax effect of the pro forma adjustments.

3.   SUBSEQUENT EVENT

     On December 18, 1996, the Company issued approximately 5.2 million shares of common stock to acquire Mountain Parks Financial Corporation ("Mountain Parks"), a four-bank holding company headquartered in Denver, Colorado. As of December 31, 1995, Mountain Parks had approximately $443,000,000 in assets and $370,000,000 in deposits at its four banks located in Denver, Colorado, with offices in Aurora, Conifer and Evergreen; Breckenridge, Colorado, with offices in Fairplay, Frisco, Granby, Grand Lake, Kremmling and Silverthorne, Colorado; Boulder, Colorado and Louisville, Colorado. The Company used the pooling of interests method to account for the transaction.

     Operating results of the Company and Mountain Parks for the three years ended December 31, 1995, prior to restatement were:
                                                     Years Ended December 31,
                                                    -------------------------
(IN MILLIONS)                                        1995       1994    1993
------------------------------------------------------------------------------
The Company Prior to Merger:
  Net interest income. . . . . . . . . . . . . .    $88,148   $73,778  $62,215
  Cumulative effect of change in accounting
    principles . . . . . . . . . . . . . . . . .          -         -      359
  Net income . . . . . . . . . . . . . . . . . .     22,819    16,940   15,287

Mountain Parks:
  Net interest income. . . . . . . . . . . . . .     21,829    15,991   11,660
  Net income . . . . . . . . . . . . . . . . . .      7,134     5,789    3,327

Combined:
  Net interest income. . . . . . . . . . . . . .    109,977    89,769   73,875
  Cumulative effect of change in
    accounting principles. . . . . . . . . . . .          -         -      359
  Net income . . . . . . . . . . . . . . . . . .     29,953    22,729   18,614

(NO MATERIAL ADJUSTMENTS WERE REQUIRED TO RESTATE COMBINED RESULTS OF
OPERATIONS).

4.   ACCOUNTING CHANGES

     Effective January 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." These Statements require creditors to establish a valuation allowance for impaired loans based on the present value of expected future cash flows. The Company's adoption of SFAS No. 114 and 118 did not have a material impact on the Company's financial position.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset is not recoverable. The adoption of SFAS 121, which will occur in the first quarter of 1996, is not expected to be material.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement establishes a new fair value-based accounting method for stock-based compensation plans. Companies may continue to apply the accounting provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," in determining net income; however, they must make pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The disclosure requirements of SFAS No. 123 are required beginning in 1996. The Company plans to continue to account for such plans in accordance with APB Opinion No. 25.

5.   SECURITIES

     In October 1995, the FASB approved a one-time opportunity for companies to reevaluate the classifications of their investment portfolio and transfer securities from their held-to-maturity account to available-for-sale without consequences to the classification of securities not transferred. The Company utilized this opportunity to transfer $187 million of securities, based on amortized cost from held-to-maturity to available-for-sale. The unrealized losses on these securities at the time of transfer was $758,000.

     The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1995 (in thousands):

                                          Available-for-Sale Securities
------------------------------------------------------------------------------
                                                 Gross        Gross  Estimated
                                 Amortized  Unrealized   Unrealized       Fair
                                      Cost       Gains       Losses      Value
------------------------------------------------------------------------------
United States Treasury . . . . . $ 152,890  $    1,704   $       86  $ 154,508
United States Government
 agencies. . . . . . . . . . . .   121,274         991          677    121,588
Mortgage-backed securities . . .   142,234       1,476          351    143,359
Collateralized mortgage
 obligations . . . . . . . . . .    57,887         400          234     58,053
State and political securities .     1,417          26            -      1,443
Other securities . . . . . . . .     7,560          87           76      7,571
------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . $ 483,262  $    4,684   $    1,424  $ 486,522
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                          Held-to-Maturity Securities
------------------------------------------------------------------------------
                                                 Gross        Gross  Estimated
                                 Amortized  Unrealized   Unrealized       Fair
                                      Cost       Gains       Losses      Value
------------------------------------------------------------------------------
United States Government
 agencies. . . . . . . . . . . . $   3,318  $       27   $       12   $  3,333
Mortgage-backed securities . . .   106,429         830          935    106,324
State and political securities .    55,267       1,063          116     56,214
Other securities . . . . . . . .    65,806          27            -     65,833
------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . $ 230,820  $    1,947   $    1,063   $231,704
------------------------------------------------------------------------------
------------------------------------------------------------------------------

 The following is a summary of available-for-sale securities and held-to-maturity securities at December 31, 1994 (in thousands):


                                           Available-for-Sale Securities
------------------------------------------------------------------------------
                                                  Gross       Gross  Estimated
                                   Amortized Unrealized  Unrealized       Fair
                                        Cost      Gains      Losses      Value
------------------------------------------------------------------------------
United States Treasury . . . . . .  $ 92,583   $    117   $   2,672   $ 90,028
United States Government
   agencies. . . . . . . . . . . .    35,503         86       2,236     33,353
Mortgage-backed securities . . . .    88,465         38       2,755     85,748
Collateralized mortgage
   obligations . . . . . . . . . .    14,873         27         539     14,361
Other securities . . . . . . . . .     8,225          5         356      7,874
------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . .  $239,649   $    273   $   8,558   $231,364
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                              Held-to-Maturity Securities
------------------------------------------------------------------------------
                                                   Gross       Gross Estimated
                                    Amortized Unrealized  Unrealized      Fair
                                         Cost      Gains      Losses     Value
------------------------------------------------------------------------------
United States Treasury . . . . . .  $  72,519   $     31    $  2,269 $  70,281
United States Government
 agencies. . . . . . . . . . . . .     44,957         31       2,493    42,495
Mortgage-backed securities . . . .    185,753        206      12,692   173,267
Collateralized mortgage
 obligations . . . . . . . . . . .     22,811          2       1,001    21,812
State and political securities . .     43,672        169       1,489    42,352
Other securities . . . . . . . . .     12,163         17          20    12,160
------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . .  $ 381,875   $    456    $ 19,964 $ 362,367
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     Proceeds from the sale of available-for-sale securities during the years ended December 31, 1995, 1994 and 1993, were $50,596,000, $61,638,000 and
$143,552,000, respectively.  Gross gains of $633,000, $428,000 and $1,945,000 and gross losses of $567,000, $397,000 and $77,000 were realized on those sales during 1995, 1994 and 1993, respectively. The tax effect on the net gains during 1995, 1994 and 1993 was approximately $22,000, $28,000 and $728,000, respectively. There were no sales of held-to-maturity securities during 1995, 1994 or 1993.

     The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Estimated
                                                         Amortized         Fair
Available-for-Sale                                            Cost        Value
-------------------------------------------------------------------------------
                                                                (IN THOUSANDS)
Due in one year or less. . . . . . . . . . . . . . . .   $ 131,000    $ 131,408
Due after one year through five years. . . . . . . . .     112,468      113,542
Due after five years through ten years . . . . . . . .      30,469       30,872
Due after ten years. . . . . . . . . . . . . . . . . .       9,204        9,288
-------------------------------------------------------------------------------
                                                           283,141      285,110


Mortgage-backed securities . . . . . . . . . . . . . .     142,234      143,359
Collateralized mortgage obligations. . . . . . . . . .      57,887       58,053
-------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . . . . . . .   $ 483,262    $ 486,522
-------------------------------------------------------------------------------

                                                                      Estimated
                                                         Amortized         Fair
Held-to-Maturity                                              Cost        Value
-------------------------------------------------------------------------------
                                                               (IN THOUSANDS)
Due in one year or less. . . . . . . . . . . . . . . .   $   7,495    $   7,543
Due after one year through five years. . . . . . . . .      16,396       16,584
Due after five years through ten years . . . . . . . .      13,826       14,079
Due after ten years. . . . . . . . . . . . . . . . . .      86,674       87,174
-------------------------------------------------------------------------------
                                                           124,391      125,380
Mortgage-backed securities . . . . . . . . . . . . . .     106,429      106,324
-------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . . . . . . . . .   $ 230,820    $ 231,704
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     At December 31, 1995, the Company held no collateralized mortgage obligations that exceeded 10% of total shareholders' equity.

     Available-for-sale and held-to-maturity securities carried at $398,637,000 and $361,290,000 at December 31, 1995 and 1994, respectively, were pledged to secure borrowings, public and trust deposits and for other purposes required by law. Securities sold under agreement to repurchase were collateralized by available-for-sale and held-to-maturity securities with a carrying value of $24,222,000 and $16,260,000 at December 31, 1995 and 1994, respectively.

6.   LOANS

     The composition of the loan portfolio at December 31 was as follows (in thousands):

                                                          1995       1994
                                                     ---------- -----------
Real estate. . . . . . . . . . . . . . . . . . .     $  744,477 $   544,809
Agriculture. . . . . . . . . . . . . . . . . . .        224,637     162,212
Commercial . . . . . . . . . . . . . . . . . . .        527,620     397,869
Consumer and other . . . . . . . . . . . . . . .        270,459     225,256
                                                     ---------- -----------
                                                      1,767,193   1,330,146
Less allowance for loan losses . . . . . . . . .         22,712      17,333
                                                     ---------- -----------
Total. . . . . . . . . . . . . . . . . . . . . .     $1,744,481 $ 1,312,813
                                                     ---------- -----------
                                                     ---------- -----------

At December 31, 1995, real estate loans totaling $148,000,000 were pledged to secure borrowings.

7. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance was as follows (in thousands):

                                                    1995       1994      1993
-------------------------------------------------------------------------------

Balance at beginning of year . . . . . . . . .   $ 17,333   $ 14,332  $ 11,196
Allowance of acquired companies. . . . . . . .      5,230      1,153     1,714
Provision charged to operating expense . . . .      2,711      1,839     2,149
Loans charged off. . . . . . . . . . . . . . .     (3,463)    (1,215)   (1,439)
Recoveries of loans charged off. . . . . . . .        901      1,224       712
                                                 -----------------------------
Balance at end of year . . . . . . . . . . . .   $ 22,712   $ 17,333  $ 14,332
                                                 -----------------------------
                                                 -----------------------------

     Nonaccrual loans totaled $3,252,000, $3,087,000 and $3,742,000 at December 31, 1995, 1994 and 1993, respectively. The Company includes all loans considered impaired under SFAS No. 114 in nonaccrual loans. The amount of impaired loans was not material at December 31, 1995. Interest income of $398,000 on nonaccrual loans would have been recorded during 1995 if the loans had been current in accordance with their original terms. During 1995, the Company recorded interest income of $210,000 related to loans that were on nonaccrual status as of December 31, 1995.

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments," requires the disclosure of fair value of all financial instruments for which it is practicable to estimate that value. Financial instruments are generally defined as cash, equity instruments or investments and contractual obligations to pay or receive cash or another financial instrument. In defining fair value, the Statement indicates quoted market prices are the preferred means of estimating the value of a specific instrument, however, in the cases where market quotes are not available, fair values should be determined using various valuation techniques, such as discounted cash flow calculations or by using pricing models or services.

     Due to the nature of its business and the financing needs of its customers, the Company is involved with a large number of financial instruments, the majority for which an active market does not exist. Accordingly, the Company has used various valuation techniques to estimate the fair value of its financial instruments. These techniques are significantly affected by the assumptions used, including the discount rate, the estimated timing and amount of cash flows and the aggregation methods used to value similar instruments. In this regard, the resulting fair value estimates cannot be substantiated by comparison to independent markets and, in a majority of cases, could not be realized by the immediate sale or settlement of the instrument. Also, the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors, such as the general level of interest rates. The required disclosures exclude the estimated values of nonfinancial instrument cash flows and are not intended to provide or estimate a market value of the Company. The following assumptions were used by the Company in estimating the fair value of the specific financial instruments.

CASH AND CASH EQUIVALENTS

     The carrying amounts reported in the statement of financial condition approximate fair values for these items that have no interest rate or credit risk.

FEDERAL FUNDS PURCHASED AND SHORT-TERM BORROWED FUNDS

     The carrying amount approximates fair value due to the short maturity of the instruments and due to the instruments floating interest rates which are tied to market conditions.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

     Fair values for these items are based on available market quotes. If market quotes are not available, fair values are based on market quotes of comparable securities.

INTEREST-BEARING DEPOSITS

     The fair value of interest-bearing deposits is estimated using a discounted cash flow analysis using current market rates of interest-bearing deposits with similar maturities to discount the future cash flows.

LOANS

     The loan portfolio consists of both variable and fixed rate loans. The carrying amounts of variable rate loans, a majority of which reprice within the next three months and for which there has been no significant change in credit risk, are assumed to approximate fair values. The fair values for fixed rate loans are estimated using discounted cash flow analyses. The discount rates applied are based on the current interest rates for loans with similar terms to borrowers of similar credit quality.

DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts and certain money market deposits is defined by SFAS No. 107 to be equal to the amount payable on demand at the date of the financial statements. Fair values for fixed rate certificates of deposits are estimated using a discounted cash flow analysis that used the interest rates currently being offered on certificates of deposit to discount the aggregated expected monthly maturities.

SHORT-TERM BORROWINGS

     Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings are at variable rates or have short-term maturities and their fair value is assumed to approximate their carrying amount.

LONG-TERM DEBT

     The fair value of long-term debt is estimated using a discounted cash flow analysis using current market rates of debt with similar maturities to discount the future cash flows.

LOAN COMMITMENTS AND LETTERS OF CREDIT

     The majority of the Company's commitments have variable rates and do not expose the Company to interest rate risk. The Company's commitments for fixed rate loans are evaluated and it is estimated the probability of additional loans being issued under these commitments is not significant and there is not a fair value liability.

INTEREST RATE SWAP

     The interest rate swap valuation is determined using a market quotation as of December 31, 1994.

     The estimated fair values of the Company's financial instruments at December 31 are shown in the table below (in thousands):
                                         1995                   1994
--------------------------------------------------------------------------------
                                   Carrying     Fair    Carrying        Fair
                                     Amount    Value    Amount         Value
--------------------------------------------------------------------------------
Financial assets:
 Cash and due from banks . . . . $ 137,551 $  137,551    $ 96,232     $ 96,232
 Federal funds sold and resale
   agreements. . . . . . . . . .    25,965     25,965       8,135        8,135
 Interest-bearing deposits . . .     3,213      3,254       6,377        6,546
 Available-for-sale securities .   486,522    486,522     231,364      231,364
 Held-to-maturity securities . .   230,820    231,704     381,875      362,367
 Loans . . . . . . . . . . . . . 1,767,193  1,778,381   1,330,146     1,312,986
 Allowance for loan losses . . .   (22,712)   (22,712)    (17,333)     (17,333)
                                -----------------------------------------------
 Net loans . . . . . . . . . . . 1,744,481  1,755,669   1,312,813    1,295,653

Financial liabilities:
 Deposits:
   Noninterest-bearing . . . . . $ 398,314 $  398,314    $315,667     $315,667
   Interest-bearing:
     Savings and NOW . . . . . .   873,025    873,025     699,412      699,412
     Time accounts over
       $100,000. . . . . . . . .   202,520    202,875     115,052      114,110
     Other time accounts . . . .   885,857    893,140     664,434      669,587
                                ----------------------------------------------
 Total deposits. . . . . . . . . 2,359,716  2,367,354   1,794,565    1,798,776
 Federal funds purchased and
   repurchase agreements . . . .    50,102     50,102      74,319       74,319
 Other short-term borrowings . .    40,779     40,779      39,150       39,150
 Long-term debt. . . . . . . . .    82,702     83,997      39,981       39,657
Interest rate swap . . . . . . .         -          -          10           10

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk. These transactions enable customers to meet their financing needs and enable the Company to manage its interest rate risk. These financial instruments include commitments to extend credit, letters of credit and interest rate swap contracts. The contract or notional amounts of these financial instruments at December 31, 1995 and 1994, were as follows (in thousands):

                                                1995       1994
                                                ----       ----

Commitments to extend credit . . . . . .    $ 295,735  $ 225,107
Standby letters of credit. . . . . . . .       14,239      6,545
Commercial letters of credit . . . . . .        1,149        772
Interest rate swap contract. . . . . . .            -      1,750

     Commitments to extend credit are legally binding and have fixed expiration dates or other termination clauses. The Company's exposure to credit loss on commitments to extend credit, in the event of nonperformance by the counterparty, is represented by the contractual amounts of the commitments. The Company monitors its credit risk for commitments to extend credit by applying the same credit policies in making commitments as it does for loans and by obtaining collateral to secure commitments based on management's credit assessment of the counterparty. Collateral held varies, but may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent the Company's future liquidity requirements. In addition, the Company also offers various consumer credit line products to its customers that are cancelable upon notification by the Company, which are included above in commitments to extend credit.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the financial performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements.

     Commercial letters of credit are issued by the Company on behalf of customers to ensure payments of amounts owed or collection of amounts receivable in connection with trade transactions. The Company's exposure to credit loss in the event of nonperformance by the counterparty is the contractual amount of the letter of credit and represents the same exposure as that involved in extending loans.

     The amount of collateral obtained to support letters of credit is based on a credit assessment of the counterparty. Collateral held may include marketable securities, receivables, inventory, agricultural commodities, equipment and real estate. Because the conditions under which the Company is required to fund letters of credit may not materialize, the liquidity requirements of letters of credit are expected to be less than the total outstanding commitments.

     The Company's bank subsidiaries grant real estate, agricultural, commercial, consumer and other loans and commitments and letters of credit to customers throughout Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota and Wisconsin. Although the Company has a diversified loan portfolio, the ability of a significant portion of its debtors to honor their contracts is dependent upon the agricultural economic sector. The maximum exposure to accounting loss that could occur, if the borrowers fail to perform according to the loan agreements and the underlying collateral proved to be of no value, is the total loan portfolio balances and commitments and letters of credit.

10.  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment at December 31 consisted of the following (in thousands):

                                                        1995            1994
                                                        ----            ----
Land . . . . . . . . . . . . . . . . . . . . . .      $   8,757       $  7,030
Buildings. . . . . . . . . . . . . . . . . . . .         47,953         34,819
Furniture, fixtures and equipment. . . . . . . .         36,117         30,356
Leased property under capital lease
   obligations . . . . . . . . . . . . . . . . .          4,500          4,176
                                                      ---------      ---------
                                                         97,327         76,381
Less accumulated depreciation. . . . . . . . . .         45,793         37,441
                                                      ---------      ---------
Total. . . . . . . . . . . . . . . . . . . . . .        $51,534      $  38,940
                                                      ---------      ---------
                                                      ---------      ---------

11.  SHORT-TERM BORROWINGS

     As of December 31, 1995, the Company's subsidiary banks had $28,775,000 in Federal Home Loan Bank ("FHLB") borrowings, which are collateralized by various investment securities and real estate loans. The interest rates on FHLB borrowings are variable rates based on short-term market conditions and the term of the advance, ranging from 5.15% to 6.03% at December 31, 1995. The Company's subsidiaries had additional short-term borrowings of $2,004,000 outstanding at December 31, 1995.

     The Company has a short-term line of credit bearing interest at the Federal Funds rate plus 2% that provides for borrowing up to $3,000,000 through December 31, 1996, with a commitment fee of 0.2% on the unused amount. As of December 31, 1995, the Company had no balance outstanding under this line of credit. The Company has entered into an agreement that allows for its designated agent to underwrite up to $10,000,000 in commercial paper and has obtained a line of credit to support these borrowings. As of December 31, 1995, there was a $10,000,000 commercial paper balance outstanding with a blended rate of 5.91%. The terms of the lines of credit include certain covenants with which the Company must comply. At December 31, 1995, the Company was in compliance with all covenants pertaining to the lines of credit.

12.  LONG-TERM DEBT

     Long-term debt consisted of the following at December 31 (in thousands):
                                                            1995       1994
                                                            ----       ----
Parent Company:
 Subordinated notes payable, interest at 7.75%,
   payable monthly, maturing April 15, 2000,
   unsecured . . . . . . . . . . . . . . . . . . . . .  $  23,000  $  23,000
 Exchangeable subordinated notes payable,
   interest at 9.00% payable quarterly, maturing
   August 15, 2005, unsecured. . . . . . . . . . . . .     11,500          -
 Convertible exchangeable redeemable
   subordinated debentures, interest at 7.375%
   payable semi-annually, maturing August 1, 2003,
   unsecured . . . . . . . . . . . . . . . . . . . . .          -      4,402
 Term note payable to bank, interest at bank's base
   rate (8.75% and 6% at December 31, 1995 and
   1994, respectively), payable quarterly, principal
   payments of $100,000 due annually through
   October 1, 1999, unsecured. . . . . . . . . . . . .        400        500
 Term note payable to bank, interest at Federal
   Funds rate plus 2% (7.25% at December 31,
   1995), payable quarterly, principal payments
   equal to 6.25% of the amortized balance,
   semi-annually through July 1, 2003. . . . . . . . .     10,002          -
 Term note payable to bank, interest at prime
   rate (6% at December 31, 1994), payable
   semi-annually, principal payments of $100,000
   due January 1, 1996, and $510,000 due
   January 31, 1997, and annually thereafter . . . . .          -      4,000
 Term note payable of employee stock ownership
   plan, interest at prime rate (6% at December
   31, 1994), payable semi-annually, principal
   payments of $20,000 due annually through
   January 31, 2005. . . . . . . . . . . . . . . . . .          -        200

Subsidiaries:
 Federal Home Loan Bank advances, interest
   rates ranging from 4.57% to 6.16%, payable
   quarterly, with maturities extending to
   June 1998 . . . . . . . . . . . . . . . . . . . . .     36,386      5,990
                                                          -------    -------
                                                          $81,288    $38,092
                                                          -------    -------
                                                          -------    -------

     The subordinated notes payable are not redeemable prior to April 15, 1996. Thereafter, the notes are redeemable, in whole or in part, at the option of the Company at par plus accrued interest to the date of redemption. These notes, of which 80% of the balance qualifies as Tier II capital under the Federal Reserve Board guidelines, are direct obligations of the Company and are subordinated to all other indebtedness of the Company. The terms of the subordinated notes payable include certain covenants with which the Company must comply. At December 31, 1995, the Company was in compliance with all covenants pertaining to the subordinated notes payable.

     In July 1995, the Company issued the exchangeable subordinated notes (the "Notes") to retire acquisition related debt, support the Company's growth
strategy and for general corporate purposes.   On any interest payment date
beginning August 15, 1996, the Company may require the holder to exchange all, but not part, of the Notes for shares of the Company's Cumulative Perpetual Preferred Stock (the "Preferred Stock"), at the rate of one share of Preferred Stock for each $25 in principal amount of Notes. The Preferred Stock would accrue cumulative dividends, payable quarterly, at a rate equal to the interest rate on the Notes. The Notes are, and the Preferred Stock would be, redeemable in whole or in part at any time after August 15, 1998 at the option of the Company at the declining redemption amounts set forth below plus accrued interest or dividends:

                                                               Percentage of
If redeemed during the 12-month period beginning August 15     principal amount
----------------------------------------------------------     ----------------
     1998                                                          103.0%
     1999                                                          101.5%
     2000 and thereafter                                           100.0%

     At the option of the holder, the Company's convertible exchangeable redeemable subordinated debentures (the "Debentures") were convertible into shares of common stock at any time prior to maturity at a conversion price of $11.56 per share, subject to adjustment under certain circumstances. During 1994, $1,923,000 of Debentures were converted by their holders into the equivalent of 212,088 shares of common stock.

     On May 3, 1995, the Company called for the redemption of all its outstanding 7.375% Debentures. The redemption date was June 1, 1995 and the redemption price was 103% of the principal amount of the Debentures.
Essentially all Debentures were converted to common stock prior to June 1, 1995.

     Maturities of long-term debt outstanding, primarily of the parent company, at December 31, 1995, were (in thousands):

          1996 . . . . . . . . . . . . . .     $   6,358
          1997 . . . . . . . . . . . . . .        15,677
          1998 . . . . . . . . . . . . . .        17,318
          1999 . . . . . . . . . . . . . .           922
          2000 . . . . . . . . . . . . . .        24,157
          Thereafter . . . . . . . . . . .        16,856
                                               ---------
                                                 $81,288
                                               ---------
                                               ---------

13.  SHAREHOLDERS' EQUITY

     In 1995, the Company extended the common stock repurchase program established in 1992, which provided for the systematic acquisition of up to 600,000 shares of the Company's common stock. In addition, the Company adopted a new common stock repurchase program providing for a systematic repurchase of up to 600,000 additional shares. The shares acquired are used primarily for the issuance of common stock upon exercise of stock options and warrants, issuance of common stock under a compensation plan, which might include contributions directly to employees or to an employee stock ownership plan, for preferred stock conversion, and issuance of common stock for purposes that do not include business combinations.

     During 1995, the Company completed issuance of the equivalent of 891,862 shares of common stock. Net proceeds from the issuance were approximately $11,577,000. The proceeds were used to retire acquisition related debt, support the Company's growth strategy and for general corporate purposes.

     On February 1, 1995, the Company distributed a minority interest of common stock it owned to shareholders. The dividend was distributed to shareholders based on their pro rata ownership in the Company.

     The Company adopted a shareholders' rights plan in January 1995 that attached one right to each share of common stock outstanding on January 19, 1995. Each right entitles the holder to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company, which has an initial exercise price of $63. The rights become exercisable only upon the acquisition of 15% or more of the Company's voting stock, or an announcement of a tender offer or exchange offer to acquire an interest of 15% or more by a person or group, without the prior consent of the Company. If exercised, or if the Company is acquired, each right entitles the holder to purchase, at the exercise price, common stock with a market value equal to two times the exercise price. The rights, which may be redeemed by the Company in certain circumstances, expire January 5, 2005.

     On May 11, 1994, the Company completed an offering of preferred stock, which resulted in the sale of 920,000 depositary shares (representing 230,000 outstanding shares of preferred stock), including the exercise of an overallotment option by the underwriters. Each depositary share represents ownership of one-quarter of a share of 7% cumulative convertible preferred stock with a stated value of $100 and carries no voting rights. The depositary shares are convertible into common stock commencing in April 1996 at a conversion price of $15.934 per share of common stock, which is equivalent to a rate of 1.569 shares of common stock per depositary share. The proceeds to the Company prior to deducting offering expenses of $128,000 amounted to $22,080,000. The sales of these shares occurred with an underwriting discount of $1.00 per share ($920,000) paid by the Company. A total of 1,443,480 shares of authorized common stock at December 31, 1995, was reserved for issuance upon the conversion of the preferred stock. At December 31, 1995, the Company had 1,770,000 shares of undesignated preferred stock with a par value of $.01 per share authorized, but not outstanding.

     In December 1993, the Company issued the equivalent of 168,975 shares of the Company's common stock, the proceeds of which were used to acquire substantially all the outstanding common stock of Republic National Bank, Englewood, Colorado.

     In July 1993, the Company sold the equivalent of 1,091,047 shares of common stock and $6,325,000 in convertible exchangeable redeemable subordinated debentures, the proceeds of which were used to purchase the equivalent of 605,625 shares from a stockholder and to retire short-term borrowings with the remaining proceeds used for working capital and general corporate purposes. In connection with this public offering, the Company sold a five-year warrant to purchase the equivalent of 49,087 shares of common stock to the underwriter. During 1995 the underwriter exercised the warrant and pursuant to the terms of the warranty, received the equivalent of 21,602 shares of common stock, net of shares forfeited to pay the exercised price.

     The Company's banking subsidiaries are required to meet certain risk-based capital standards established by federal bank regulatory agencies. At December 31, 1995, all bank subsidiaries were in compliance with these standards.

14.  EMPLOYEE BENEFIT PLANS

     STOCK OPTION PLAN - Under the 1987 Stock Option Plan, the Company may grant key employees incentive or nonqualified options to purchase common stock of the Company at fair market value on the date of the grant, as determined by the Company. The options vest ratably over a three-year period and are exercisable over a five-year term starting one year after the date of grant. Stock options outstanding under the plans are as follows:

                                                   Options      Option Price
                                                 Outstanding      Per Share
                                                 -----------    ------------
Balance at December 31, 1994 . . . . . . . . .    398,986    $4.77 to $14.00
 Options granted in 1995 . . . . . . . . . . .    169,207    $14.50 to $14.75
 Options exercised in 1995 . . . . . . . . . .    (51,284)   $4.77 to $14.00
 Options terminated or canceled in 1995. . . .    (17,132)   $13.625 to $14.75
                                                  -------
Balance at December 31, 1995 . . . . . . . . .    499,777    $6.20 to $14.75
                                                  -------
                                                  -------

Exercisable at December 31, 1995 . . . . . . .    206,846    $6.20 to $14.00

     A total of 652,665 shares of authorized common stock at December 31, 1995, was reserved for exercise of options granted under the 1987 Stock Option Plan.

     During 1993, the Company adopted the Employee's Equity Incentive Plan ("Employee Plan") and the Nonemployee Directors' Stock Option Plan ("Outside Directors' Plan"). The Employee Plan was designed to provide long-term incentives to key employees, including officers and directors employed by the Company, while the Outside Directors' Plan was designed as an incentive to non-employee directors of those affiliate entities. At December 31, 1995 the Company had reserved 255,100 and 63,850 shares of common stock for issuance under the Employee Plan and Outside Director Plan, respectively. The equivalent of 100,654 shares are available for grant under the Employee Plan and 38,350 shares are available for grant under the Outside Directors' Plan at December 31, 1995. All options under these plans were exercised or terminated in connection with the merger described in Note 3.

     Information regarding the Employee Plan and Outside Directors Plan are summarized below:

                                        Employee   Outside      Option Exercise
                                          Plan  Directors' Plan  Price Per Share
                                        ---------------------------------------
Balance at December 31, 1994            116,343     20,400     $6.51 to $13.16
 Options granted in 1995                 30,855      5,100    $11.18 to $13.92
 Options exercised in 1995              (20,634)         -     $6.51 to $11.96
 Options terminated or canceled in 1995  (3,016)         -    $11.18 to $11.96
                                        ------------------
Balance at December 31, 1995            123,548     25,500     $6.51 to $13.92
                                        ------------------
                                        ------------------

Exercisable at December 31, 1995         99,789     25,500     $6.51 to $13.92

     In 1993, the Company granted options to purchase the equivalent of 3,825 shares of common stock to an outside consultant at an exercise price which was estimated by the Company to be the fair market value of the common stock on the date of the grant. These options vested on the date of the grant and have a term of five years.

     INCENTIVE PLAN - A portion of the outstanding stock of each subsidiary bank has been made available for award by the Company to bank presidents as incentive awards, in lieu of cash bonuses, based on annual earnings of each bank. Stock and cash bonuses are awarded based on actual performance of the bank in specific areas as compared to the individual objectives identified for each bank. The awards granted for 1993 and 1994 included nine and seventeen awards, respectively, in the common stock of certain subsidiary banks representing an average ownership of those banks of .09% and .08%, respectively. Awards for 1995 include 47 participants who will receive incentive payments that total $831,000. Individual subsidiary bank incentive recipients may receive up to one-half of their annual award in the form of stock. The final determination will be made prior to March 31, 1996, and if all recipients choose stock, the maximum level of subsidiary bank stock of those banks that would awarded would be .25%.

     At December 31, 1995 and 1994, the Company had accrued $304,000 and $514,000, respectively, related to a performance incentive program for one subsidiary bank managing officer. If the managing officer leaves the bank employment because of death, disability or retirement the accumulated amounts due would be paid at that time, departure for any other reason would result in payments based upon a three-year vesting schedule. The program was discontinued effective December 31, 1993.

     CONTINUATION AGREEMENTS - Included in other liabilities is $980,000 at December 31, 1995, and $557,000 at December 31, 1994, representing amounts due to certain executives of the Company and certain subsidiary banks under executive salary continuation agreements by and between the executives and the Company or the subsidiary bank. These agreements provide for payments to the executives (or their beneficiaries) upon the death or disability of the executive or for a fixed period of time at their retirement.

     EMPLOYEE STOCK OWNERSHIP PLAN - The Company has an employee stock ownership plan ("ESOP") that is a defined contribution plan covering all employees who are 21 years of age with more than one year of service. Contributions are calculated using a formula based on the Company's return on average assets on a yearly basis. The contribution expense was $444,000, $267,000 and $277,000 in 1995, 1994 and 1993, respectively.

     In 1993, the Company established an Employee Stock Ownership Plan that borrowed $200,000 from an unrelated bank, repayable over ten years and guaranteed by the Company. The plan and related borrowing pertained to FCB employees. Subsequent to the July 1995 acquisition, the plan paid the loan and the Company guarantee was released.

     PROFIT-SHARING PLAN - The Company offers a contributory profit-sharing and thrift plan that qualifies under section 401(k) of the Internal Revenue Code. The plan covers all employees who are 21 years of age with more than one year of service. The plan provides for an employer-matching contribution of 50% based on each participant's eligible contribution for each plan year, subject to a limitation of the lesser of 6% of the participant's annual compensation or the maximum amount prescribed by the Internal Revenue Code. The Company's contribution was $631,000, $362,000 and $306,000 in 1995, 1994 and 1993,
respectively.

     The Company and certain other subsidiaries have various 401(k) plans covering eligible employees. The Company and these subsidiaries made contributions to the plans for the years ended December 31, 1995 and 1994, in the amounts of $81,000 and $29,000, respectively.

15.  RESTRICTIONS ON CASH AND DUE FROM BANKS

     Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. Balances of $20,140,000 and $11,749,000 at December 31, 1995 and 1994, respectively, exceeded required amounts.

16.  INCOME TAXES

     The components of the provision for income taxes were (in thousands):

                                              1995         1994        1993
                                              ----         ----        ----
Federal:
 Current . . . . . . . . . . . . . . .     $  18,008    $  12,646  $  10,072
 Deferred. . . . . . . . . . . . . . .        (3,546)        (883)    (1,023)
                                           ----------------------------------
                                              14,462       11,763      9,049
State:
 Current . . . . . . . . . . . . . . .         3,209        2,337      1,855
 Deferred. . . . . . . . . . . . . . .          (463)        (148)      (129)
                                           ----------------------------------

                                               2,746        2,189      1,726
Provision for income taxes . . . . . .     $  17,208    $  13,952  $  10,775
                                           ----------------------------------
                                           ----------------------------------

     The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

                                               1995         1994       1993
                                               ----         ----       ----
35% in 1995 and 1994, 34% in 1993 of
 pretax income . . . . . . . . . . . .      $ 16,506     $ 12,838  $  9,870
State income tax, net of federal
 tax benefit . . . . . . . . . . . . .         1,812        1,488     1,172
Minority interest. . . . . . . . . . .            61          326       331
Tax-exempt interest. . . . . . . . . .        (2,376)      (1,087)     (944)
Amortization of goodwill . . . . . . .           531          285       144
Other. . . . . . . . . . . . . . . . .           674          102       202
                                           ---------------------------------
Provision for income taxes . . . . . .      $ 17,208     $ 13,952  $ 10,775
                                           ---------------------------------
                                           ---------------------------------

     Deferred income tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994, are as follows (in thousands):

                                                   1995          1994
                                                   ----          ----
Deferred tax assets:
 Loan loss reserves. . . . . . . . . . . . .    $ 5,675       $ 5,035
 Contingency reserve . . . . . . . . . . . .        537             -
 Deferred compensation . . . . . . . . . . .        477           491
 Deferred loan fees. . . . . . . . . . . . .        190            84
 Unrealized losses . . . . . . . . . . . . .          0         3,062
 Other . . . . . . . . . . . . . . . . . . .        818           375
                                                ---------------------
                                                  7,697         9,047
Deferred tax liabilities:
 Unrealized gains. . . . . . . . . . . . . .      1,220             -
 Depreciation. . . . . . . . . . . . . . . .        501           483
 Purchase accounting . . . . . . . . . . . .        164           181
 Other . . . . . . . . . . . . . . . . . . .        243           569
                                                ---------------------
                                                  2,128         1,233
                                                ---------------------

Net deferred tax assets. . . . . . . . . . .    $ 5,569       $ 7,814
                                                ---------------------
                                                ---------------------

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS No. 109 ("Accounting for Income Taxes"). As permitted under the new rules, prior years' financial statements were restated. The cumulative effect of adopting SFAS No. 109 as of January 1, 1993, was to increase net income by $359,000. For the year ended December 31, 1993, application of the new income tax rates to deferred items revalued under SFAS No. 109 decreased income tax expense by $72,000.

     The realization of the Company's deferred tax assets is dependent upon the Company's ability to generate taxable income in future periods. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized.

17.  COMMITMENTS AND CONTINGENT LIABILITIES

     Total rent expense was $1,789,000, $1,350,000 and $1,460,000 in 1995, 1994
and 1993, respectively.

     Future minimum payments, by year and in the aggregate, under noncancelable leases with initial or remaining terms of one year or more, consisted of the following at December 31, 1995:

                                                Operating           Capital
                                                ---------           -------
                                                        (IN THOUSANDS)

1996 . . . . . . . . . . . . . . . . . . . .    $   921            $  704
1997 . . . . . . . . . . . . . . . . . . . .        832               615
1998 . . . . . . . . . . . . . . . . . . . .        680               217
1999 . . . . . . . . . . . . . . . . . . . .        646                50
2000 . . . . . . . . . . . . . . . . . . . .        647                 -
Thereafter . . . . . . . . . . . . . . . . .      2,290                 -
                                                -------            ------
                                                $ 6,016            $1,586
Executory costs (taxes)                         -------               (66)
                                                -------            ------
Net minimum lease payments . . . . . . . . .                        1,520
Less:
 Amount representing interest                                        (156)
                                                                   ------
 Present value of net minimum lease payments                       $1,364
                                                                   ------
                                                                   ------

     The Company entered into an agreement to lease office space for a period of ten years, commencing August 1, 1993. The agreement contains options to renew the lease for three additional consecutive five-year periods.

     As a result of certain legal proceedings related to the May 1995 purchase of Alliance, the Company retained a portion of the purchase price in the form of a contingency reserve. Upon resolution of various proceedings, associated balances may be remitted to the former Abbott Bank Group shareholders. At December 31, 1995, the reserve balance was $1.3 million. All remaining issues subject to the reserve are expected to be resolved within a two-year period. It is management's expectation that resolution of the remaining issues will not exceed the current reserve balance.

     The Company has entered into an employment contract with a key employee that expires in December 1998. The agreement provides for an annual salary of approximately $135,000 with potential incentives totaling $65,000 annually. In addition, a phantom program provides other potential earnings equal to 20% of the annual net income of the subsidiary the employee manages. The Company has also entered into a consulting contract with a former officer that expires in December 1998. The agreement provides for annual payments of $125,000, plus reimbursement of certain expenses.

     Numerous legislative proposals have been made that would affect the Savings Association Insurance Fund ("SAIF") premium assessments. Although no proposals have been enacted, they include a one-time special assessment for SAIF deposits. It is not clear when, or if, this legislation will pass. Based on current proposals, the Company may be subject to a special assessment of up to $616,000.

     In the normal course of business, there are various outstanding legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the Company and its subsidiaries will not be materially affected by the outcome of such matters.

18. COMMUNITY FIRST BANKSHARES, INC. (PARENT COMPANY ONLY)

                   CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                          December 31
                                                 -----------------------------
                                                   1995                 1994
                                                 -----------------------------
                                                         (IN THOUSANDS)
                                                 (restated)         (restated)
ASSETS
Cash and due from subsidiary banks . . . . .      $    6,106        $   5,288
Investment in subsidiaries . . . . . . . . .         241,623          164,941
Furniture and equipment. . . . . . . . . . .           1,097              851
Receivable from subsidiaries . . . . . . . .             790           14,762
Other assets . . . . . . . . . . . . . . . .          13,492           10,684
                                                  ---------------------------
                                                  $  263,108        $ 196,526
                                                  ---------------------------
                                                  ---------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings. . . . . . . . . . . .      $   10,000        $   2,855
Long-term debt . . . . . . . . . . . . . . .          44,902           32,102
Other liabilities. . . . . . . . . . . . . .           4,202            3,868
Shareholders' equity . . . . . . . . . . . .         204,004          157,701
                                                  ---------------------------
                                                  $  263,108        $ 196,526
                                                  ---------------------------
                                                  ---------------------------

                         CONDENSED STATEMENTS OF INCOME

                                                  Years ended December 31
                                             ---------------------------------
                                             1995          1994           1993
                                             ---------------------------------
                                                        (IN THOUSANDS)
                                              (Restated) (Restated) (Restated)
Income:
 Dividends from subsidiaries . . . . . . .     $ 34,453   $  24,965    $18,180
 Service fees from subsidiaries. . . . . .        3,147       2,982      2,466
 Interest income . . . . . . . . . . . . .          607         622        132
 Other . . . . . . . . . . . . . . . . . .         (304)         91         28
                                             ---------------------------------
Total income . . . . . . . . . . . . . . .       37,903      28,660     20,806
Expense:
 Interest expense. . . . . . . . . . . . .        3,961       2,900      2,554
 Other expense . . . . . . . . . . . . . .       11,862       9,002      6,870
                                             ---------------------------------
Total expense. . . . . . . . . . . . . . .       15,823      11,902      9,424
                                             ---------------------------------
Income before income tax benefit, equity in
 undistributed income of subsidiaries and
 cumulative effect of accounting change. .       22,080      16,758     11,382
Income tax benefit . . . . . . . . . . . .        4,423       2,889      2,628
                                             ---------------------------------
Income before undistributed income of
 subsidiaries and cumulative effect of
 accounting change . . . . . . . . . . . .       26,503      19,647     14,010
Equity in undistributed income of
 subsidiaries. . . . . . . . . . . . . . .        3,450       3,082      4,488
                                             ---------------------------------
Income before cumulative effect of accounting
 change. . . . . . . . . . . . . . . . . .       29,953      22,729     18,498
Cumulative effect of accounting change . .            -           -        116
                                             ---------------------------------
Net income . . . . . . . . . . . . . . . .     $ 29,953   $  22,729  $  18,614
                                             ---------------------------------
                                             ---------------------------------
Net income applicable to common equity . .     $ 28,343   $  21,638  $  18,614
                                             ---------------------------------
                                             ---------------------------------

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                    Years ended December 31
                                               --------------------------------
                                               1995          1994          1993
                                               --------------------------------
                                                        (IN THOUSANDS)
                                               (Restated) (Restated) (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income . . . . . . . . . . . . . . . . .   $  29,953     $ 22,729 $ 18,614
Adjustments to reconcile net income to net
 cash used in operating activities:
   Equity in income of subsidiaries. . . . .     (37,903)     (28,047) (22,668)
   Depreciation. . . . . . . . . . . . . . .         474          400      264
   Increase (decrease) in interest payable .          64          (25)     177
   Other, net. . . . . . . . . . . . . . . .       1,213        1,725      700
                                               -------------------------------
Net cash used in operating activities. . . .      (6,199)      (3,218)  (2,913)

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received from subsidiaries . . . .      34,453       24,965   18,180
Purchases of stock in subsidiaries . . . . .     (71,581)     (16,858) (23,357)
Net loans to subsidiaries. . . . . . . . . .      10,197      (14,616)       8
Purchases of available-for-sale securities . (4,393) (44,165) (3,900) Sales of available-for-sale securities, net of
 gains . . . . . . . . . . . . . . . . . . .       9,543       43,489        -
Net increase in furniture and equipment. . .        (578)        (208)    (701)
                                               -------------------------------
Net cash used in investing activities. . . .     (22,359)      (7,393)  (9,770)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term
 borrowings. . . . . . . . . . . . . . . . .       7,145           81   (7,720)
Proceeds from issuance of long-term debt . .      44,006       10,685   41,379
Preferred stock dividends paid . . . . . . .      (1,610)      (1,091)       -
Common stock dividends paid. . . . . . . . .      (5,279)      (3,794)  (3,330)
Repayment of long-term debt. . . . . . . . .     (27,302)     (13,346) (20,376)
Net proceeds from issuance of preferred
  stock. . . . . . . . . . . . . . . . . . .           -       21,952        -
Sale of common stock held in treasury. . . .         754          451      738
Purchase of common stock held in treasury. .         (56)      (1,384)  (1,881)
Retirement of common stock . . . . . . . . .           -            -   (3,943)
Net proceeds from issuance of common stock .      11,718           66    8,371
                                               -------------------------------
Net cash provided by financing activities. .      29,376       13,620   13,238
                                               -------------------------------
Net increase (decrease) in cash and cash
 equivalents . . . . . . . . . . . . . . . .         818        3,009      555
Cash and cash equivalents at beginning
 of year . . . . . . . . . . . . . . . . . .       5,288        2,279    1,724
                                               -------------------------------
Cash and cash equivalents at end of year . .   $   6,106     $  5,288 $  2,279
                                               -------------------------------
                                               -------------------------------

     Certain restrictions exist regarding the extent to which bank subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company from borrowing from bank subsidiaries unless the loans are secured by specified U.S. obligations. Secured loans to the Company or any individual affiliate are generally limited in amount to 10% of the banks' equity. Further, loans to the Company and all affiliates in total are limited to 20% of the banks' equity. As of December 31,

1995 and 1994, $23,978,000 and $16,793,000, respectively, of individual subsidiary banks' capital was available for credit extension to the parent company. At December 31, 1995 and 1994, bank subsidiaries had no credit extended to the Company.

     Payment of dividends to the Company by its subsidiary banks is subject to various limitations by bank regulatory agencies. Undistributed earnings of the bank subsidiaries available for distribution as dividends under these limitations were $20,216,000 and $14,809,000 as of December 31, 1995 and 1994,
respectively.

19.  RELATED PARTY TRANSACTIONS

     Certain directors and executive officers of the Company and its subsidiaries, including their immediate families, companies in which they are principal owners and trusts in which they are involved, are loan customers of the bank subsidiaries. The aggregate dollar amounts of these loans were $15,400,000 and $33,163,000 at December 31, 1995 and 1994, respectively. During
1995, 1994 and 1993, $6,115,000, $40,830,000 and $37,055,000 of new loans were made and repayments totaled $23,878,000, $42,745,000 and $37,137,000, respectively.

20.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31                               1995       1994      1993
--------------------------------------------------------------------------------
(IN THOUSANDS)

Noncash transfers of held-to-maturity
 securities to available-for-sale securities $ 187,320 $ - $ - Net noncash transfer of available-for-sale
 securities to held-to-maturity securities .            -          -    18,778
Unrealized gain (loss) on available-for-sale
 securities. . . . . . . . . . . . . . . . .       11,545    (13,128)    4,928
Income taxes paid. . . . . . . . . . . . . .       20,745     15,790    11,548
Interest paid. . . . . . . . . . . . . . . .       76,154     52,214    47,110

                        COMMUNITY FIRST BANKSHARES, INC.

                   QUARTERLY RESULTS OF OPERATIONS (unaudited)


     The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994 (in thousands, except per share and per share data):





                                             First         Second          Third         Fourth         1995
                                           Quarter        Quarter        Quarter        Quarter         Total
---------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
Interest income                            $40,324        $46,409        $51,755        $54,380       $192,868
Interest expense                            16,802         20,181         22,742         23,166         82,891
                                           -------------------------------------------------------------------
Net interest income                         23,522         26,228         29,013         31,214        109,977
Provision for loan losses                      585            582            762            782          2,711
                                           -------------------------------------------------------------------
Net interest income after provision
     for loan losses                        22,937         25,646         28,251         30,432        107,266

Net gains on sales of securities              (41)           (94)              8            179             52
Noninterest income                           4,763          5,492          6,201          5,980         22,436
Noninterest expense                         17,583         20,469         21,484         23,057         82,593
                                           -------------------------------------------------------------------
Income before income taxes                  10,076         10,575         12,976         13,534         47,161
Provision for income taxes                   3,716          4,001          4,581          4,910         17,208
                                           -------------------------------------------------------------------
Net income                                   6,360          6,574          8,395          8,624         29,953
                                           -------------------------------------------------------------------
                                           -------------------------------------------------------------------

Preferred stock dividends                      402            402            404            402          1,610
                                           -------------------------------------------------------------------
Net income applicable to common
     equity                                 $5,958         $6,172         $7,991         $8,222        $28,343
                                           -------------------------------------------------------------------
                                           -------------------------------------------------------------------

Earnings per common and common
     equivalent shares:
          Primary                             $.40           $.41           $.50           $.50          $1.82
          Fully diluted                       $.38           $.39           $.48           $.48          $1.74
Average common and common
     equivalent shares:
          Primary                       14,751,100     15,027,266     16,063,302     16,329,391     15,543,129
          Fully diluted                 16,684,541     16,764,555     17,548,746     17,808,232     17,276,050

                        COMMUNITY FIRST BANKSHARES, INC.




                                             First        Second          Third         Fourth          1994
                                           Quarter       Quarter        Quarter        Quarter         Total
--------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994
Interest income                            $31,203        $35,199        $37,524        $39,311        143,237
Interest expense                            11,483         12,818         13,978         15,189         53,468
--------------------------------------------------------------------------------------------------------------
Net interest income                         19,720         22,381         23,546         24,122         89,769
Provision for loan losses                      351            381            635            472          1,839
--------------------------------------------------------------------------------------------------------------
Net interest income after provision
     for loan losses                        19,369         22,000         22,911         23,650         87,930

Net gains on sales of securities               266            104             12           (283)            99
Noninterest income                           4,180          4,898          4,899          4,916         18,893
Noninterest expense                         15,905         17,683         17,722         18,931         70,241
--------------------------------------------------------------------------------------------------------------
Income before income taxes                   7,910          9,319         10,100          9,352         36,681
Provision for income taxes                   2,939          3,498          3,808          3,707         13,952
--------------------------------------------------------------------------------------------------------------
Net income                                   4,971          5,821          6,292          5,645         22,729
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Preferred stock dividends                        -            286            403            402          1,091
--------------------------------------------------------------------------------------------------------------
Net income applicable to common
     equity                                 $4,971         $5,535         $5,889         $5,243        $21,638
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

Earnings per common and common
     equivalent shares:
          Primary                             $.34           $.38           $.40           $.36          $1.48
          Fully diluted                       $.33           $.37           $.38           $.34          $1.42
Average common and common
     equivalent shares:
          Primary                       14,527,773     14,531,408     14,563,960     14,699,150     14,580,309
          Fully diluted                 15,225,198     15,979,166     16,666,410     16,643,062     16,136,433

COMMUNITY FIRST BANKSHARES, INC.
CONSOLIDATED STATEMENT OF CONDITION -
FIVE YEAR SUMMARY


DECEMBER 31 (IN THOUSANDS)                                1995            1994           1993          1992           1991
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks. . . . . . . . . . . . . .     $  137,551      $  96,232      $  85,468      $  70,518      $  66,658
Federal funds sold and securities
     purchased under agreement to
     resell. . . . . . . . . . . . . . . . . . . .         25,965          8,135         35,685         46,826         27,449
Interest-bearing deposits. . . . . . . . . . . . .          3,213          6,377         10,272         12,288         31,775
Available-for-sale securities. . . . . . . . . . .        486,522        231,364        326,041        185,077         48,612
Held-to-maturity securities:
U.S. Treasury. . . . . . . . . . . . . . . . . . .              -         72,519         44,162         17,556        109,648
     U.S. Government agencies. . . . . . . . . . .          3,318         44,957         34,654        116,825        111,564
     Mortgage-backed securities. . . . . . . . . .        106,429        185,753        177,381        145,592        163,501
     Collateralized mortgage
          obligations. . . . . . . . . . . . . . .              1         22,811         25,151         63,890         71,681
     State and political securities. . . . . . . .         55,267         43,672         34,990         29,680         26,967
     Other . . . . . . . . . . . . . . . . . . . .         65,805         12,163         11,343         20,458         22,142
------------------------------------------------------------------------------------------------------------------------------
          Total securities . . . . . . . . . . . .        717,342        613,239        653,722        579,078        554,115
Loans      . . . . . . . . . . . . . . . . . . . .      1,767,193      1,330,146      1,037,666        813,550        685,053
     Less: allowance for loan losses . . . . . . .         22,712         17,333         14,332         11,196         10,502
------------------------------------------------------------------------------------------------------------------------------
          Net loans. . . . . . . . . . . . . . . .      1,744,481      1,312,813      1,023,334        802,354        674,551
Other assets . . . . . . . . . . . . . . . . . . .        141,424         93,823         75,313         65,211         60,312
------------------------------------------------------------------------------------------------------------------------------
          Total assets . . . . . . . . . . . . . .   $  2,769,976   $  2,130,619   $  1,883,794   $  1,576,275   $  1,414,860
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Noninterest-bearing . . . . . . . . . . . . .     $  398,314     $  315,667     $  273,382     $  200,104     $  169,344
     Interest-bearing. . . . . . . . . . . . . . .      1,961,402      1,478,898      1,354,607      1,174,755      1,070,077
------------------------------------------------------------------------------------------------------------------------------
          Total deposits . . . . . . . . . . . . .      2,359,716      1,794,565      1,627,989      1,374,859      1,239,421
Short-term borrowings. . . . . . . . . . . . . . .         90,881        113,469         62,194         59,452         40,807
Long-term debt . . . . . . . . . . . . . . . . . .         81,288         38,092         48,354         18,015         17,872
Other liabilities. . . . . . . . . . . . . . . . .         34,087         26,792         21,500         20,038         23,513
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities . . . . . . . . . . . . . .      2,565,972      1,972,918      1,760,037      1,472,364      1,321,613
Shareholders' equity . . . . . . . . . . . . . . .        204,004        157,701        123,757        103,911         93,247
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders'
          equity . . . . . . . . . . . . . . . . .   $  2,769,976   $  2,130,619   $  1,883,794   $  1,576,275   $  1,414,860
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

COMMUNITY FIRST BANKSHARES, INC.
CONSOLIDATED STATEMENT OF INCOME -
FIVE YEAR SUMMARY



YEARS ENDED DECEMBER 31 (IN THOUSANDS)                    1995            1994           1993          1992            1991
------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
     Loans . . . . . . . . . . . . . . . . . . . .     $  150,948     $  104,012      $  81,931      $  73,410      $  75,840
     Investment securities . . . . . . . . . . . .         40,210         38,032         37,479         38,890         37,210
     Other . . . . . . . . . . . . . . . . . . . .          1,710          1,193          1,736          3,009          6,962
------------------------------------------------------------------------------------------------------------------------------
          Total interest income. . . . . . . . . .        192,868        143,237        121,146        115,309        120,012
INTEREST EXPENSE:
     Deposits. . . . . . . . . . . . . . . . . . .         71,780         46,560         42,873         47,727         59,883
     Short-term and other borrowings . . . . . . .          6,184          4,029          1,994          2,072          1,718
     Long-term debt. . . . . . . . . . . . . . . .          4,927          2,879          2,404          1,071          2,921
------------------------------------------------------------------------------------------------------------------------------
          Total interest expense . . . . . . . . .         82,891         53,468         47,271         50,870         64,522
------------------------------------------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . . .        109,977         89,769         73,875         64,439         55,490
Provision for loan losses. . . . . . . . . . . . .          2,711          1,839          2,149          2,433          3,427
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
     loan losses . . . . . . . . . . . . . . . . .        107,266         87,930         71,726         62,006         52,063
NONINTEREST INCOME:
     Service charges on deposit
           accounts. . . . . . . . . . . . . . . .         10,116          8,467          7,571          6,328          5,784
     Insurance commissions . . . . . . . . . . . .          4,283          3,777          3,442          1,963            210
     Fees from fiduciary activities. . . . . . . .          2,718          2,157          2,103          1,993          1,860
     Net gains on sales of securities. . . . . . .             52             99          1,910          1,101          1,045
     Other . . . . . . . . . . . . . . . . . . . .          5,319          4,492          3,132          3,255          3,032
------------------------------------------------------------------------------------------------------------------------------
          Total noninterest income . . . . . . . .         22,488         18,992         18,158         14,640         11,931
NONINTEREST EXPENSE:
     Salaries and employee benefits. . . . . . . .         42,796         35,083         29,931         25,188         20,695
     Net occupancy . . . . . . . . . . . . . . . .         10,563          9,353          8,413          6,675          6,361
     FDIC insurance. . . . . . . . . . . . . . . .          2,532          3,720          3,193          2,812          2,406
     Professional service fees . . . . . . . . . .          4,011          3,457          3,776          4,424          3,459
     Data processing and loan
          servicing fees . . . . . . . . . . . . .          1,607            856            722            752          1,606
     Other . . . . . . . . . . . . . . . . . . . .         21,084         17,772         14,819         13,141         10,900
------------------------------------------------------------------------------------------------------------------------------
          Total noninterest expense. . . . . . . .         82,593         70,241         60,854         52,992         45,427
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes,
     extraordinary item and cumulative
     effect of accounting change . . . . . . . . .         47,161         36,681         29,030         23,654         18,567
Provision for income taxes . . . . . . . . . . . .         17,208         13,952         10,775          8,546          6,285
------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item and
     cumulative effect of accounting
     change. . . . . . . . . . . . . . . . . . . .         29,953         22,729         18,255         15,108         12,282
Extraordinary item:
     Loss from early extinguishment of debt
     (Less applicable income taxes of
          $393). . . . . . . . . . . . . . . . . .              -              -              -              -           (653)
Cumulative effect of accounting
     change. . . . . . . . . . . . . . . . . . . .              -              -            359              -              -
------------------------------------------------------------------------------------------------------------------------------
Net income . . . . . . . . . . . . . . . . . . . .      $  29,953       $ 22,729      $  18,614      $  15,108      $  11,629
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Preferred dividend . . . . . . . . . . . . . . . .          1,610          1,091              -              -            655
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
     equity. . . . . . . . . . . . . . . . . . . .      $  28,343      $  21,638      $  18,614      $  15,108      $  10,974
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Earnings per common and common
     equivalent share:
          Primary  . . . . . . . . . . . . . . . .          $1.82          $1.48          $1.32          $1.07          $0.87
          Fully diluted  . . . . . . . . . . . . .          $1.74          $1.42          $1.30          $1.07          $0.87
Average common shares outstanding:
     Primary . . . . . . . . . . . . . . . . . . .     15,543,129     14,580,309     14,098,585     14,080,526     12,621,595
     Fully diluted . . . . . . . . . . . . . . . .     17,276,050     16,136,433     14,396,532     14,087,606     12,621,595

                                      F-37

                        COMMUNITY FIRST BANKSHARES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                     September 30,        December 31,
(Dollars in thousands)                                                       1996                1995
------------------------------------------------------------------------------------------------------
                                                                       (restated)          (restated)
ASSETS                                                                (unaudited)
Cash and due from banks. . . . . . . . . . . . . . . . . . . . .      $  138,085          $  137,551
Federal funds sold and securities purchased under
     agreements to resell. . . . . . . . . . . . . . . . . . . .             310              25,965
Interest-bearing deposits. . . . . . . . . . . . . . . . . . . .           2,488               3,213
Available-for-sale securities. . . . . . . . . . . . . . . . . .         499,035             486,522
Held-to-maturity securities (fair values: $235,790 and
     $231,704, respectively) . . . . . . . . . . . . . . . . . .         237,235             230,820
Loans      . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,976,592           1,767,193
     Less: Allowance for loan losses . . . . . . . . . . . . . .         (25,771)            (22,712)
------------------------------------------------------------------------------------------------------
          Net loans. . . . . . . . . . . . . . . . . . . . . . .       1,950,821           1,744,481
Bank premises and equipment. . . . . . . . . . . . . . . . . . .          64,610              51,534
Accrued interest receivable. . . . . . . . . . . . . . . . . . .          33,574              28,347
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . .          36,823              27,588
Intangible assets. . . . . . . . . . . . . . . . . . . . . . . .          36,755              33,955
------------------------------------------------------------------------------------------------------
          Total assets . . . . . . . . . . . . . . . . . . . . .    $  2,999,736        $  2,769,976
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Noninterest-bearing . . . . . . . . . . . . . . . . . . . .      $  419,474          $  398,314
     Interest-bearing. . . . . . . . . . . . . . . . . . . . . .       2,004,841           1,961,402
------------------------------------------------------------------------------------------------------
          Total deposits . . . . . . . . . . . . . . . . . . . .       2,424,315           2,359,716
Federal funds purchased and securities sold under
     agreements to repurchase. . . . . . . . . . . . . . . . . .         122,536              50,102
Other short-term borrowings. . . . . . . . . . . . . . . . . . .         153,056              40,779
Long-term debt . . . . . . . . . . . . . . . . . . . . . . . . .          38,898              81,288
Capital lease obligations. . . . . . . . . . . . . . . . . . . .           3,093               1,364
Accrued interest payable . . . . . . . . . . . . . . . . . . . .          15,616              15,978
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . .          14,195              15,789
------------------------------------------------------------------------------------------------------
          Total liabilities. . . . . . . . . . . . . . . . . . .       2,771,709           2,565,016

Minority interest. . . . . . . . . . . . . . . . . . . . . . . .           1,248                 956
Shareholders' equity:
     Preferred stock . . . . . . . . . . . . . . . . . . . . . .          22,997              23,000
     Common stock. . . . . . . . . . . . . . . . . . . . . . . .             165                 162
     Capital surplus . . . . . . . . . . . . . . . . . . . . . .          70,114              64,776
     Retained earnings . . . . . . . . . . . . . . . . . . . . .         134,199             117,130
     Common stock in treasury, at cost --
          September 30, 1996 -- 30,511 shares, December 31,
          1995 -- 78,624 shares. . . . . . . . . . . . . . . . .            (696)             (1,064)
------------------------------------------------------------------------------------------------------
          Total equity . . . . . . . . . . . . . . . . . . . . .         226,779             204,004
------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity . . . . . .    $  2,999,736        $  2,769,976
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------


                        COMMUNITY FIRST BANKSHARES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                       For the Three Months Ended    For the Nine Months Ended
                                                              September 30,                 September 30,
                                                       --------------------------------------------------------
(Dollars in thousands, except share and
     per share data)
(Unaudited)                                               1996           1995           1996           1995
--------------------------------------------------------------------------------------------------------------
Interest income:                                         (restated)     (restated)    (restated)     (restated)
     Loans . . . . . . . . . . . . . . . . . . . .      $  47,255      $  40,614     $  133,789     $  107,884
     Investment securities . . . . . . . . . . . .         11,367         10,570         33,227         29,454
     Interest-bearing deposits . . . . . . . . . .             35            109            123            291
     Federal funds sold and resale agreements. . .             54            462            773            859
--------------------------------------------------------------------------------------------------------------
          Total interest income. . . . . . . . . .         58,711         51,755        167,912        138,488

Interest expense:
     Deposits. . . . . . . . . . . . . . . . . . .         20,214         19,341         60,074         51,411
     Short-term and other borrowings . . . . . . .          2,848          1,731          6,046          5,203
     Long-term debt. . . . . . . . . . . . . . . .            940          1,670          3,404          3,111
--------------------------------------------------------------------------------------------------------------
          Total interest expense . . . . . . . . .         24,002         22,742         69,524         59,725
--------------------------------------------------------------------------------------------------------------
Net interest income. . . . . . . . . . . . . . . .         34,709         29,013         98,388         78,763
Provision for loan losses. . . . . . . . . . . . .          2,241            762          4,572          1,929
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan
     losses. . . . . . . . . . . . . . . . . . . .         32,468         28,251         93,816         76,834
--------------------------------------------------------------------------------------------------------------
Noninterest income:
     Service charges on deposit accounts . . . . .          3,178          2,806          9,056          7,481
     Fees from fiduciary activities. . . . . . . .            787            908          2,403          2,006
     Insurance commissions . . . . . . . . . . . .          1,295          1,313          3,474          2,954
     Net loss on sales of available-for-sale
          securities . . . . . . . . . . . . . . .             (8)             8             (7)          (127)
     Other . . . . . . . . . . . . . . . . . . . .          1,263          1,174          4,206          4,015
--------------------------------------------------------------------------------------------------------------
          Total noninterest income:. . . . . . . .          6,515          6,209         19,132         16,329
--------------------------------------------------------------------------------------------------------------
Noninterest expense:
     Salaries and employee benefits. . . . . . . .         14,469         11,106         40,216         30,449
     Net occupancy . . . . . . . . . . . . . . . .          3,374          2,906          9,566          7,731
     FDIC insurance. . . . . . . . . . . . . . . .            506            (34)           636          2,117
     Legal and accounting. . . . . . . . . . . . .            515            406          1,448          1,203
     Other professional service. . . . . . . . . .            445            552          1,381          1,836
     Data processing . . . . . . . . . . . . . . .            328             67            919            603
     Acquisitions. . . . . . . . . . . . . . . . .              -            164             19            763
     Minority interest . . . . . . . . . . . . . .             53             58            147            138
     Amortization of intangibles . . . . . . . . .          1,008            654          2,700          1,609
     Other . . . . . . . . . . . . . . . . . . . .          5,136          5,605         15,459         13,087
--------------------------------------------------------------------------------------------------------------
          Total noninterest expense. . . . . . . .         25,834         21,484         72,491         59,536
Income before income taxes . . . . . . . . . . . .         13,149         12,976         40,457         33,627
Income taxes . . . . . . . . . . . . . . . . . . .          4,556          4,581         13,995         12,298
--------------------------------------------------------------------------------------------------------------
Net income . . . . . . . . . . . . . . . . . . . .       $  8,593       $  8,395      $  26,462      $  21,329
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Dividends on preferred stock . . . . . . . . . . .            403            404          1,208          1,208
--------------------------------------------------------------------------------------------------------------
Net income applicable to common equity . . . . . .       $  8,190       $  7,991      $  25,254      $  20,121
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Earnings per common and common equivalent share:
          Primary net income . . . . . . . . . . .          $0.49          $0.50          $1.53          $1.32
          Fully diluted net income . . . . . . . .          $0.47          $0.48          $1.47          $1.26
Average number of common and common
     equivalent shares:
          Primary. . . . . . . . . . . . . . . . .     16,695,233     16,063,302     16,532,714     15,280,976
          Fully diluted. . . . . . . . . . . . . .     18,145,732     17,548,746     17,992,255     17,049,679
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Common dividends declared. . . . . . . . . . . . .          $0.14          $0.12          $0.42          $0.36
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------


                        COMMUNITY FIRST BANKSHARES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         For the Nine Months Ended
                                                                             September 30,
                                                                      --------------------------------
(Dollars in thousands)
(Unaudited)                                                               1996             1995
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                  (restated)          (restated)
     Net income. . . . . . . . . . . . . . . . . . . . . . . . .       $  26,462           $  21,329
     Adjustments to reconcile net income to net cash provided
          by operating activities:
          Provision for loan losses. . . . . . . . . . . . . . .           4,572               1,929
          Depreciation . . . . . . . . . . . . . . . . . . . . .           4,736               4,020
          Amortization of intangibles. . . . . . . . . . . . . .           2,700               1,609
          Amortization of premium. . . . . . . . . . . . . . . .           1,527               1,526
          Increase in interest receivable. . . . . . . . . . . .          (4,131)             (6,303)
          (Decrease) increase in interest payable. . . . . . . .            (362)              5,003
          Other - net. . . . . . . . . . . . . . . . . . . . . .          (9,593)            (14,731)
------------------------------------------------------------------------------------------------------
Net cash provided by operating activities. . . . . . . . . . . .          25,911              14,382

CASH FLOWS FROM INVESTING ACTIVITIES:
     Cost of acquisitions, net of cash paid. . . . . . . . . . .          12,449              (3,620)
     Net decrease in interest-bearing deposits . . . . . . . . .             725               2,204
     Purchases of available-for-sale securities. . . . . . . . .        (187,182)            (36,812)
     Maturities of available-for-sale securities . . . . . . . .         171,939              46,342
     Sales of available-for-sale securities, net of gains. . . .           7,556              43,230
     Purchases of held-to-maturity securities. . . . . . . . . .         (22,616)            (56,840)
     Maturities of held-to-maturity securities . . . . . . . . .          22,355              32,064
     Net increase in loans . . . . . . . . . . . . . . . . . . .        (160,574)            (86,292)
     Net increase in bank premises and equipment . . . . . . . .         (15,535)             (8,689)
     Net increase (decrease) in minority interest. . . . . . . .             292              (4,631)
------------------------------------------------------------------------------------------------------
Net cash used in investing activities. . . . . . . . . . . . . .        (170,591)            (73,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net decrease in demand deposits, NOW accounts and
          savings accounts . . . . . . . . . . . . . . . . . . .         (20,191)           (120,293)
     Net increase in time accounts . . . . . . . . . . . . . . .          13,357             116,886
     Net increase in short-term and other borrowings . . . . . .         173,328              18,329
     Net (decrease) increase in long-term debt . . . . . . . . .         (40,661)             46,466
     Retirement of Common Stock. . . . . . . . . . . . . . . . .            (349)                  -
     Net Proceeds from Issuance of Common Stock. . . . . . . . .               -              11,576
     Purchase of common stock held in treasury . . . . . . . . .            (790)                (56)
     Conversion of preferred stock to common stock . . . . . . .              (4)                  -
     Sale of common stock held in treasury . . . . . . . . . . .           1,254                 780
     Preferred stock dividends paid. . . . . . . . . . . . . . .          (1,208)             (1,208)
     Common stock dividends paid . . . . . . . . . . . . . . . .          (4,799)             (3,910)
------------------------------------------------------------------------------------------------------
Net cash provided by financing activities. . . . . . . . . . . .         119,937              68,570
------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents. . . . . . . . . . . .         (24,743)              9,908
Cash and cash equivalents at beginning of period . . . . . . . .         163,664             104,653
------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period . . . . . . . . . . .      $  138,921          $  114,561
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

                        COMMUNITY FIRST BANKSHARES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996


NOTE A - BASIS OF PRESENTATION

     As discussed in Note C, the Company acquired Mountain Parks Financial Corporation ("Mountain Parks") on December 18, 1996 in a transaction accounted for as a pooling of interests. Accordingly, the Company's financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of Mountain Parks. These supplemental financial statements, giving retroactive effect to the merger of Mountain Parks, will become the Company's historical financial statements upon issuance of its yearly financial statements for the period ended December 31, 1996.

     The accompanying unaudited condensed consolidated financial statements, which include the accounts of Community First Bankshares, Inc. (the "Company"), its wholly-owned data processing, credit origination and insurance agency subsidiaries, and its thirteen majority-owned subsidiary banks, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for fair presentation have been included.

     The Company acquired Minowa Bancshares, Inc. ("Minowa"), on February 22, 1995, and First Community Bankshares, Inc. ("First Community"), on July 3, 1995, in transactions accounted for as poolings of interests. Accordingly, the consolidated financial information has been restated for all periods prior to the acquisitions to include the accounts and operations of these institutions. The acquisitions of Minowa and First Community resulted in the addition of approximately $224 million and $153 million in assets, respectively.

     EARNINGS PER COMMON SHARE

     Primary earnings per common share is calculated by dividing net income, after reduction for preferred stock dividends declared, by the weighted average number of common shares and equivalents outstanding. Common share equivalents included in the computation represent the number of shares of common stock issuable upon assumed exercise of stock options and warrants during each period.

     On a fully diluted basis, both net income and common shares outstanding are adjusted to assume the conversion of convertible preferred stock outstanding from the beginning of the period or date of issuance, if later. Such adjustments to the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per share.

NOTE B - BUSINESS COMBINATIONS

     On October 1, 1996, the Company issued 538,803 shares of common stock to complete its merger with Financial Bancorp, Inc. ("Financial Bancorp"), which owned 100% of the outstanding capital stock of the Trinidad National Bank, Trinidad, Colorado. The transaction resulted in the addition of approximately

$68 million of assets. The merger was accounted for using the pooling of interests method. Prior periods will not be restated as the merger is not material to the Company's financial statements.

     On July 31, 1996, the Company acquired High Plains Bank Corporation ("Kiowa"), a bank holding company with offices in Kiowa, Elizabeth, and Parker, all in Colorado. In the transaction which was accounted for as a purchase, the Company paid approximately $7,100,000 for 100% of the Kiowa common stock. The transaction resulted in the recognition of approximately $3,700,000 in goodwill.

     On July 3, 1996, the Company issued the equivalent of 232,050 shares of common stock and approximately $500,000 in cash, to acquire Charter Bank Corporation ("Charter"), a bank holding company which had one banking office in Englewood, Colorado. In this transaction, which was accounted for as a purchase, the Company paid approximately $4,600,000 for 100% of the Charter common stock, resulting in the recognition of approximately $2,700,000 in goodwill.

NOTE C - SUBSEQUENT EVENTS

     On December 18, 1996, the Company issued 5,176,672 shares of common stock to acquire Mountain Parks Financial Corporation ("Mountain Parks"), a one-bank holding company headquartered in Denver, Colorado. As of December 18, 1996, Mountain Parks had approximately $597,000,000 in assets and $453,000 in deposits at its seventeen bank locations throughout Colorado. The Company used the pooling of interests method to account for the transaction.

NOTE D - INVESTMENTS

     The following is a summary of available-for-sale and held-to-maturity securities at September 30, 1996. (in thousands):

                                         Available-for-Sale Securities
----------------------------------------------------------------------------
                                              Gross      Gross     Estimated
                               Amortized   Unrealized  Unrealized      Fair
                                    Cost        Gains      Losses     Value
----------------------------------------------------------------------------
United States Treasury . . . .  $123,599       $599       $(662)   $123,536
United States Government
 agencies. . . . . . . . . . .   103,363        102      (1,863)    101,602
Mortgage-backed securities . .   220,979      1,434      (1,379)    221,034
Collateralized mortgage
 obligations . . . . . . . . .    41,016        212        (255)     40,973
Other securities . . . . . . .    11,873         99         (82)     11,890
----------------------------------------------------------------------------
                                $500,830     $2,446     $(4,241)   $499,035

                                             Held-to-Maturity Securities
----------------------------------------------------------------------------
                                               Gross        Gross  Estimated
                                Amortized  Unrealized  Unrealized       Fair
                                     Cost       Gains      Losses      Value
----------------------------------------------------------------------------
Mortgage-backed securities . .  $ 95,166       $432     $(2,266)    $93,332
State and political
 securities. . . . . . . . . .    59,401        710        (235)     59,876
Other securities . . . . . . .    82,668          1         (87)     82,582
----------------------------------------------------------------------------
                                $237,235     $1,143     $(2,588)   $235,790
----------------------------------------------------------------------------
----------------------------------------------------------------------------

Proceeds from the sale of available-for-sale securities during the three months ended September 30, 1996 and 1995, were $6,551,000 and $1,956,000, respectively. Gains of $2,000 and $15,000 were realized on sales during 1996 and 1995. Gross losses of $9,000 and $3,000 were realized on these sales during 1996 and 1995, respectively. Gains and losses at disposition of these securities were computed using the specific identification method.

NOTE E - LOANS

     The composition of the loan portfolio at September 30, 1996, was as follows (in thousands):


     Real estate . . . . . . . . . . . . . .    $863,462
     Commercial. . . . . . . . . . . . . . .     556,184
     Agricultural. . . . . . . . . . . . . .     226,065
     Consumer and other. . . . . . . . . . .     330,881
                                               ---------
                                               1,976,592
     Less allowance for loan losses. . . . .     (25,771)
                                               ---------
         Net loans . . . . . . . . . . . . .  $1,950,821
                                               ---------
                                               ---------

NOTE F - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET

     In the normal course of business, the Company is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to manage its interest rate risk. These financial instruments include commitments to extend credit and letters of credit. The contract or notional amounts of these financial instruments at September 30, 1996, were as follows (in thousands):

     Commitments to extend credit. . . . . .    $372,027
     Letters of credit . . . . . . . . . . .      16,850

NOTE G - SUBORDINATED NOTES

     Long-term debt at September 30, 1996, included $23 million in subordinated notes issued in April 1993. These notes are due April 15, 2000, and bear an interest rate of 7.75%, with interest payable monthly. At September 30, 1996, $13.8 million of the notes qualified as Tier 2 capital. Long-term debt also included $11.5 million in exchangeable subordinated notes issued in July 1995. These notes are due August 15, 2005 and bear an interest rate of 9.0% with interest payable quarterly. At September 30, 1996, the entire $11.5 million of notes qualified as Tier 2 Capital.

NOTE H - INCOME TAXES

     The Company's effective tax rate has declined due to expansion into additional states and implementation of certain tax strategies.

     The reconciliation between the provision for income taxes and the amount computed by applying the statutory federal income tax rate was as follows (in thousands):

                                            SEPTEMBER 30, 1996
                                            ------------------

     35% of pretax income. . . . . . . . . .      $4,602
     State income tax, net of federal
      tax benefit. . . . . . . . . . . . . .         532
     Minority interest . . . . . . . . . . .          19
     Tax-exempt interest . . . . . . . . . .       (762)
     Amortization of goodwill. . . . . . . .         260
     Other . . . . . . . . . . . . . . . . .        (95)
                                                --------
     Provision for income taxes. . . . . . .     $ 4,556


NOTE I - SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30 (in thousands)         1996         1995
-------------------------------------------------------------------------

Unrealized loss on available-for-sale securities    $ 5,073    $ (10,366)

NOTE J - CONTINGENT LIABILITIES

     As a result of certain legal proceedings related to the May 1995 purchase of Alliance, the Company retained a portion of the purchase price in the form of a contingency reserve. Upon resolution of various proceedings, associated balances may be remitted to the former Abbott Bank Group shareholders. At September 30, 1996, the reserve balance was $964,000. All remaining issues subject to the reserve are expected to be resolved within a two-year period. It is management's expectation that resolution of the remaining issues will not exceed the current reserve balance.

     The Company's affiliate bank in Alliance, Nebraska (formerly known as The Abbott Bank), is named in a petition filed by an attorney who represented The Abbott Bank through early 1994, prior to the Company's May 1995 acquisition of the bank. The petition asserts claims relating to alleged abuse of process in connection with certain investigations and administrative actions commenced by state and federal banking regulators in February 1994. The petition claims $10 million in actual damages and $10 million in punitive damages. Based upon the facts currently known to the Company and discussions with counsel, and in light of the availability of indemnification in connection with the acquisition of The Abbott Bank and/or director and officer liability coverage (subject to deductible amounts), the Company believes the claims lack merit and are not likely to result in material loss to the Company or the Alliance Bank.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

BASIS OF PRESENTATION

     The following is a discussion of the Company's financial condition as of December 31, 1995 and 1994, and its results of operations for the years ended December 31, 1995, 1994 and 1993. The Company has made a number of acquisitions during these periods. Each of these acquisitions has had an effect upon the Company's results of operations and financial condition.

     The Company completed its acquisition of Mountain Parks Financial Corporation ("Mountain Parks") on December 18, 1996. The Mountain Parks acquisition was accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the two companies on a combined basis for all periods presented.

     On February 22, 1995, the Company issued approximately 2.4 million shares of common stock to acquire Minowa Bancshares, Inc. ("Minowa"), a three-bank holding company headquartered in Decorah, Iowa. At acquisition, Minowa had approximately $224 million in assets at three banks located in Iowa and Minnesota. On July 3, 1995, the Company issued approximately 1.2 million shares to acquire First Community Bankshares, Inc. ("First Community"), a five-bank holding company headquartered in Fort Morgan, Colorado. At acquisition, First Community had total assets of $153 million at its five Colorado banks. Both acquisitions were accounted for using the pooling of interests method. Accordingly, the Company's financial statements have been restated to reflect the results of operation of the companies on a combined basis for all periods presented.

     Also during the periods presented, the Company made the following acquisitions of banks (or associated holding companies), each of which was accounted for as a purchase:

                                                          Total Assets
     Acquisition                                           At Date of
     Month and             Location of Bank or             Acquisition
       Year              Name of Acquired Entity          (In Millions)
     ------------------------------------------------------------------

     March 1993          Morris, Minnesota                    $39
     June 1993           Steamboat Springs, Colorado          $48
     June 1993           Cooperstown, North Dakota            $24
     June 1993           Caledonia, Minnesota                 $43
     November 1993       Greenwald, Minnesota                 $17
     December 1993       Englewood, Colorado                  $43
     April 1994          Spooner, Wisconsin                   $83
     April 1994          Ada, Minnesota                       $17
     April 1994          Fraser, Colorado                     $21
     May 1994            Denver, Colorado                     $37
     May 1995            Alliance, Nebraska                  $293
     July 1995           Boulder, Colorado                    $60
     July 1995           Louisville, Colorado                 $36
     September 1995      Aurora, Colorado                     $41
     October 1995        Beach, North Dakota                  $44

     Each of the acquisitions described in the above table is reflected in the Company's results of operations for all periods following the acquisition and is reflected in the Company's financial condition at all dates subsequent to the acquisition.

OVERVIEW

     For the year ended December 31, 1995, net income was $30.0 million, an increase of $7.3 million, or 32.2%, from the $22.7 million earned during 1994. Return on average assets was 1.24% for 1995, compared with 1.13% for 1994. Return on average common shareholders' equity for 1995 and 1994 was 18.19% and 16.77%, respectively. Factors contributing to these changes included approximately $3.4 million of incremental net income provided by entities acquired during 1995 and 1994.

     For the year ended December 31, 1994, net income was $22.7 million, an increase of $4.4 million, or 24.0%, from the $18.3 million earned during 1993. Return on average assets was 1.13% for 1994, compared with 1.10% for 1993. Return on average common shareholders' equity for 1994 and 1993 was 16.77% and 16.64%, respectively. Factors contributing to these increases included approximately $2.1 million of incremental net income provided by entities acquired during 1994 and 1993.

     Total assets were $2,770 million and $2,131 million at December 31, 1995 and 1994, respectively. The increase of $639 million, or 30.0%, during 1995 was principally due to the 1995 acquisitions of the banks in Aurora, Alliance, Beach, Boulder and Louisville, as well as loan growth in the Company's subsidiary banks.

RESULTS OF OPERATIONS

     NET INTEREST INCOME - Net interest income is interest earned on loans and other earning assets minus interest paid on deposits and other interest-bearing liabilities. Earning assets are categorized as loans, investment securities and other earning assets, which include federal funds sold and certificates of deposit with other financial institutions. Interest-bearing liabilities are categorized as interest-bearing checking, time and savings deposits, short-term borrowings, which include federal funds purchased, and long-term borrowings.

     The following table presents the Company's average balance sheets, interest earned or paid and the related yields and rates on major categories of the Company's earning assets and interest-bearing liabilities on a tax equivalent basis for the periods indicated:

                                                                      Years Ended December 31,
                                -------------------------------------------------------------------------------------------------
                                              1995                             1994                             1993
                                -------------------------------------------------------------------------------------------------
                                                       Interest                         Interest                         Interest
                                   Average           Yields and      Average          Yields and      Average          Yields and
                                   Balance  Interest      Rates      Balance Interest      Rates      Balance Interest      Rates
                                -------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)

ASSETS
Loans (1) (2). . . . . . . . .  $1,545,497  $151,154       9.78%  $1,171,925 $104,766       8.94%  $  909,890 $ 82,153       9.03%
Investment securities (2). . .     656,435    43,009       6.55%     658,216   39,313       5.97%     625,123   38,385       6.14%
Other earning assets . . . . .      29,369     1,710       5.82%      26,051    1,193       4.58%      46,688    1,736       3.72%
                                ----------  --------       ----   ---------- --------       ----   ---------- --------      -----
  Total earning assets . . . .   2,231,301   195,873       8.78%   1,856,192  145,272       7.83%   1,581,701  122,274       7.73%
Noninterest-earning assets . .     192,912                           149,626                          116,042
                                ----------                        ----------                       ----------
  Total assets . . . . . . . .  $2,424,213                        $2,005,818                       $1,697,743
                                ----------                        ----------                       ----------
                                ----------                        ----------                       ----------

LIABILITIES AND
  SHAREHOLDER'S EQUITY
Interest-bearing checking. . .    $406,080    $8,805       2.17%    $388,466   $6,998       1.80%    $380,054   $7,858       2.07%
Savings deposits . . . . . . .     349,522     9,748       2.79%     306,147    7,186       2.35%     221,481    5,357       2.42%
Time deposits. . . . . . . . .     963,594    53,227       5.52%     749,027   32,376       4.32%     670,387   29,658       4.42%
Short-term borrowings. . . . .     111,784     6,184       5.53%      83,563    4,029       4.82%      54,435    1,994       3.66%
Long-term borrowings . . . . .      65,379     4,927       7.54%      42,544    2,879       6.77%      36,292    2,404       6.62%
                                ----------  --------       ----   ---------- --------       ----   ---------- --------      -----
  Total interest-bearing
    liabilities. . . . . . . .   1,896,359    82,891       4.37%   1,569,747   53,468       3.41%   1,362,649   47,271       3.47%
Demand deposits. . . . . . . .     317,806                           272,245                          166,069
Noninterest-bearing
  liabilities. . . . . . . . .      31,189                            20,224                           57,148
Preferred shareholders'
  equity . . . . . . . . . . .      23,000                            14,594                                -
Common shareholders'
  equity . . . . . . . . . . .     155,859                           129,008                          111,877
                                ----------                        ----------                       ----------
                                   527,854                           436,071                          335,094
                                ----------                        ----------                       ----------
Total liabilities and
  shareholders' equity . . . .  $2,424,213                        $2,005,818                       $1,697,743
                                ----------                        ----------                       ----------
                                ----------                        ----------                       ----------

Net interest income. . . . . .              $112,982                          $91,804                          $75,003
                                            --------                         --------                         --------
                                            --------                         --------                         --------
Net interest spread. . . . . .                             4.41%                            4.42%                            4.26%
                                                           ----                             ----                             ----
                                                           ----                             ----                             ----
Net interest margin. . . . . .                             5.06%                            4.95%                            4.74%
                                                           ----                             ----                             ----
                                                           ----                             ----                             ----


(1)  Includes nonaccrual loans and loan fees.

(2) Interest yields on loans and investments are presented on a tax-equivalent basis to reflect the tax exempt nature of certain assets. The incremental tax rate applied was 35% in 1995, 1994 and 1993.

     The following table presents the components of changes in net interest income by volume and rate on a tax-equivalent basis. The net change attributable to the combined impact of volume and rate has been allocated solely to the change in volume:


                                               1995 compared to 1994                        1994 compared to 1993
------------------------------------------------------------------------------------------------------------------------
                                       Volume         Rate          Total           Volume          Rate          Total
------------------------------------------------------------------------------------------------------------------------
                                                                        (In thousands)

Interest income:
   Loans (1) (2) . . . . . . . . .   $ 33,396       $ 12,992       $ 46,388       $ 23,659       $ (1,046)      $ 22,613
   Investment securities (2) . . .       (106)         3,802          3,696          2,032         (1,104)           928
   Other earning assets. . . . . .        152            365            517           (767)           224           (543)
------------------------------------------------------------------------------------------------------------------------
Total interest income. . . . . . .     33,442         17,159         50,601         24,924         (1,962)        22,998
------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings deposits and
       interest-bearing
       checking. . . . . . . . . .      1,335          3,034          4,369          2,222         (1,253)           969
   Time deposits . . . . . . . . .      9,275         11,576         20,851          3,479           (761)         2,718
   Short-term borrowings . . . . .      1,361            794          2,155          1,067           (968)         2,035
   Long-term borrowings. . . . . .      1,545            503          2,048            414             61            475
------------------------------------------------------------------------------------------------------------------------
Total interest expense . . . . . .     13,516         15,907         29,423          7,182           (985)         6,197
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in
   net interest income . . . . . .   $ 19,926        $ 1,252       $ 21,178       $ 17,742         $ (941)      $ 16,801
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1)  Includes loan fees.
(2)  Interest income is presented on a tax equivalent basis.


     From 1994 to 1995, average earning assets increased by $375 million, or 20.2%, from $1,856 million to $2,231 million. Average assets increased primarily due to acquisitions made by the Company, which included the Spooner, Ada and Fraser banks in April 1994, the Denver bank in May 1994, the Alliance bank in May 1995, the Boulder and Louisville banks in July 1995, Aurora bank in September 1995 and the Beach bank in October 1995. Average loans rose from $1,172 million in 1994 to $1,545 million in 1995, an increase of $373 million, or 31.8%. Interest income on a tax equivalent basis in 1995 was $195.9 million, compared to $145.3 million in 1994. The increase of $50.6 million was due to the increase in loan volume provided by the acquired banks, as well as loan growth in existing markets.

     Average interest-bearing liabilities increased from $1,570 million in 1994 to $1,896 million in 1995, an increase of $326 million, or 20.8%. The increase was due to the nine bank acquisitions made by the Company from the second quarter of 1994 through December 1995. Total interest expense in 1995 was $82.9 million, an increase of $29.4 million, or 55.0%, from $53.5 million in 1994. Average interest rates on liabilities increased from 3.41% in 1994 to 4.37% in 1995. The impact of the additional volume of liabilities, as shown in the rate/volume analysis table above, accounts for the increase.
The increase in the average interest rate paid was attributed to the combined effect of higher rates paid on all deposit liability accounts and short-term borrowings and a reduction in the rate paid on long-term borrowing. The average volume of interest-bearing checking accounts with an average rate of 2.17% increased $18 million, or 4.6%, from $388 million in 1994 to $406 million in 1995. The average volume of savings deposit accounts with an average rate in 1995 of 2.79% increased from $306 million in 1994 to $350
million in 1995, an increase of $44 million, or 14.4%.   The average volume
of time deposits with an average rate in 1995 of 5.52% increased from $749 million in 1994 to $964 million in 1995, an increase of $215 million, or 28.7%. Average short-term borrowings increased from $84 million in 1994 to $112 million in 1995, an increase of $28 million, or 33.3%. Average long-term borrowings increased from $43 million in 1994 to $65 million in 1995, an increase of $22 million, or 51.2%.

     From 1993 to 1994, average earning assets increased by $274 million, or 17.3%, from $1,582 million to $1,856 million. Average assets increased primarily due to acquisitions made by the Company, which included the six bank acquisitions in 1993 and the four bank acquisitions in 1994. Average loans rose from $910 million in 1993 to $1,172 million in 1994, an increase of $262 million, or 28.8%. Interest income on a tax equivalent basis in 1994 was $145.3 million, compared to $122.3 million in 1993. The increase of $23.0 million was due to the increase in loan volume provided by the acquired banks, as well as the loan growth in existing markets.

     Average interest-bearing liabilities increased from $1,363 million in 1993 to $1,570 million in 1994, an increase of $207 million, or 15.2%. The increase was due to the ten bank acquisitions made by the Company from the second quarter of 1993 through December 1994. Total interest expense in 1994 was $53.5 million, an increase of $6.2 million, or 13.1%, from $47.3 million in 1993. The decline in average interest rate on liabilities from 3.47% in 1993 to 3.41% in 1994 partially offset the impact of the additional volume of liabilities. The increase in interest expense was attributed to the combination of a decline in the rates paid on interest-bearing checking, savings deposits and time deposits and an increase in the rates paid on short-term and long-term borrowings. The average volume of interest-bearing checking with an average rate in 1994 of 1.80% increased from $380 million in 1993 to $388 million in 1994, an increase of $8 million, or 2.1%. The average volume of savings deposits with an average rate in 1994 of 2.35% increased from $221 million in 1993 to $306 million in 1994, an increase of $85 million, or 38.5%. The average volume of time certificates with an average rate in 1994 of 4.32% increased from $670 million in 1993 to $749 million in 1994, an increase of $79 million, or 11.8%. Average short-term borrowings increased from $54 million to $84 million, an increase of $30 million, or 55.6%. Average long-term borrowings increased from $36 million in 1993 to $43 million in 1994.

     Net interest income on a tax equivalent basis in 1995 was $113.0 million, a $21.2 million increase, or 23.1%, from $91.8 million in 1994. This increase was due to the increase in the volume of average earning assets. The increase of earning asset yield of .95% from 7.83% to 8.78% was complemented by a .96% increase in the rate paid on interest-bearing liabilities from 3.41% to 4.37%. The ratio of average interest-bearing liabilities to average earning assets increased slightly to 85.0% from 84.6%. The net margin increased from 4.95% to 5.06%, an increase of .11%.

     Net interest income on a tax equivalent basis in 1994 was $91.8 million, a $16.8 million increase, or 22.4%, from the $75.0 million in 1993. This increase was due primarily to the $274 million increase in earning asset volume, offset in part by a $207 million increase in interest-bearing liabilities. A slight increase of .10% in earning asset yield from 7.73% in 1993 to 7.83% in 1994, was complemented by a slight decrease of .06% in the interest-bearing liability yield from 3.47% in 1993 to 3.41% in 1994. The 1994 net interest margin of 4.95% was .21% higher than the 1993 net interest margin of 4.74%.

     PROVISION FOR LOAN LOSSES - Annual fluctuations in the provision for loan losses result from management's regular assessment of the adequacy of the allowance for loan losses. The provision for loan losses for 1995 was $2.7 million, an increase of $872,000, or 47.4%, from the $1.8 million provision during 1994. The increased loan loss provision was principally due to the Company's strong loan growth. The amount of the loan loss provision to be recorded in future periods will depend on management's assessment of the adequacy of the allowance for loan losses in relation to the entire loan portfolio. The provision for loan losses for 1994 was $1.8 million, a decrease of $310,000, or 14.4% from the 1993 provision of $2.1 million.

     NONINTEREST INCOME - Noninterest income associated with the Company's community banking operations consists mainly of service charges on deposit accounts, service fees on checking accounts, insurance commissions and fees for trust services.

     Noninterest income for 1995 was $22.5 million, an increase of $3.5 million, or 18.4%, from the $19.0 million earned in 1994. The increase was principally due to an increase in service charges on deposit accounts in 1995 to $10.1 million from the $8.5 million in 1994, an increase of $1.6 million, or 18.8%. The increase is attributed to $1.0 million in service charges on deposit accounts at banks acquired during 1995. Net investment security gains decreased to $52,000 from $99,000 in 1994. Sales of securities, which resulted in gains due to liquidation of securities at a price in excess of the securities' adjusted book values, were made primarily to provide liquidity required by loan growth at subsidiary banks and to adjust portfolio duration.

     Noninterest income for 1994 was $19.0 million, an increase of $834,000, or 4.6%, from the $18.2 million earned in 1993. The increase was principally due to an increase in service charges on deposit accounts in 1994 from $7.6 million earned during 1993 to $8.5 million earned in 1994, an increase of $896,000, or 11.8%. Net investment security gains decreased to $99,000 from $1.9 million in 1993. Sales of securities, which resulted in gains due to the liquidation of securities at a price in excess of the securities' adjusted book values, were completed to meet liquidity needs required by loan growth at subsidiary banks and to adjust portfolio duration.

     NONINTEREST EXPENSE - The following table presents the components of noninterest expense for the periods indicated:

                                                Years Ended December 31
------------------------------------------------------------------------------
                                             1995          1994        1993
------------------------------------------------------------------------------
                                                    (In thousands)
Salaries and employee benefits . . . . .  $ 42,796     $ 35,083     $ 29,931
Net occupancy. . . . . . . . . . . . . .    10,563        9,353        8,413
FDIC insurance . . . . . . . . . . . . .     2,532        3,720        3,193
Legal and accounting . . . . . . . . . .     1,311        1,403        1,490
Other professional service . . . . . . .     2,700        2,054        2,286
Acquisition expenses . . . . . . . . . .       768          908            -
Data processing and loan
 servicing fees. . . . . . . . . . . . .     1,607          856          722
Minority interest. . . . . . . . . . . .       175          948          967
Intangibles. . . . . . . . . . . . . . .     2,551        1,876        1,634
Other. . . . . . . . . . . . . . . . . .    17,590       14,040       12,218
------------------------------------------------------------------------------
   Total noninterest expense . . . . . .  $ 82,593     $ 70,241     $ 60,854
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     Noninterest expense for 1995 was $83.0 million, an increase of $12.8 million, or 18.2%, from the level of $70.2 million during 1994. The increase was principally due to an increase of $7.7 million, or 21.9%, in salaries and employee benefits, of which $4.1 million was due to banks acquired during 1995 and $712,000 was due to 1994 acquisitions. During 1995 and 1994, salaries and employee benefits represented 51.8% and 49.9%, respectively, of total noninterest expense. Net occupancy expense was $10.6 million, an increase of $1.2 million, or 12.8%, from $9.4 million in 1994. Of the increase, $1.2 million was due to 1995 acquisitions and $191,000 was due to 1994 acquisitions. Federal Deposit Insurance Corporation ("FDIC") insurance expense was $2.5 million, a decrease of $1.2 million, or 32.4%, from $3.7 million in 1994. The decrease was a result of a reduction in the insurance assessment rate paid by most affiliate banks from a rate of $.23 per $100 to $.04 per $100 of qualifying deposits. This was partially offset by increased deposits obtained through 1995 and 1994 bank acquisitions and an increase in average deposits for 1995 to $2,037 million from $1,716 million in 1994, an increase of $321 million, or 18.7%. Legal and accounting fees declined $92,000, or 6.6%, from $1,403,000 to $1,311,000 during 1995. Acquisition expenses of $768,000 were incurred in 1995 in conjunction with the acquisition of Minowa and First Community. Acquisition expenses represented legal and accounting expenses incurred by the Company (including the acquired entities) in conjunction with the transactions. Intangible expense increased $675,000, or 36.0%, due to intangible assets, such as goodwill, noncompete agreements and insurance agency customer policy expirations recorded in connection with the Company's acquisitions. Other noninterest expense was $17.6 million, an increase of $3.6 million, or 25.7%, from $14.0 million in 1994.

     Noninterest expense for 1994 was $70.2 million, an increase of $9.3 million, or 15.3%, from the level of $60.9 million during 1993. The increase was principally due to an increase of $5.2 million, or 17.4%, in salaries and employee benefits, of which $1.9 million was due to the 1993 acquisitions and $1.5 million was due to the banks acquired during 1994. During 1994, salaries and employee benefits represented 49.9% of total noninterest expense, slightly higher than the 49.2% in 1993. Net occupancy expense was $9.4 million, an increase of $1.0 million, or 11.9%, from $8.4 million in 1993. Of the increase, $769,000 was due to 1993 and 1994 acquisitions. FDIC insurance expense was $3.7 million, an increase of $527,000, or 16.5%, from $3.2 million in 1993. Deposits obtained through bank acquisitions accounted for the additional expense.
Average deposits for 1994 were $1,716 million, which is $278 million, or 19.3%, higher than the 1993 level of $1,438 million. Acquisition expenses of $908,000 were incurred in 1994 in conjunction with the acquisitions of Minowa and First Community. Acquisition expenses represented legal and accounting costs incurred by the Company (including the acquired entities) in connection with the transactions. Intangible expense increased $242,000, or 14.8%, due to the additional intangible assets recognized in connection with the Company's acquisitions. Other noninterest expense was $14.0 million, an increase of $1.8 million, or 14.8%, from $12.2 million during 1993.

     Minority interest represents the claim on subsidiary bank earnings of the minority shareholders of the banks. At December 31, 1995, an average (weighted according to the equity of each bank) of .38% of the common stock of the Company's subsidiary banks was owned by local bank presidents, directors and employees. This is a reduction from 3.41% at December 31, 1994. In the consolidated statements of income of the Company, minority interest is included in noninterest expense. The level of minority interest expense is directly attributable to earnings and the level of minority ownership of the subsidiary banks. It is the Company's policy to provide and encourage minority ownership by bank presidents within Company prescribed constraints. In January 1995, the Company consolidated certain of its bank subsidiaries. At the time of this consolidation, the level of minority interest was decreased. As a result, minority interest expense decreased by $773,000, or 81.5%, from $948,000 to $175,000.

PROVISION FOR INCOME TAXES

     The provision for income taxes for the year ended December 31, 1995, was $17.2 million, an increase of $3.2 million, or 22.9%, from the level of $14.0 million for the 1994 period, principally due to increased pretax income. Income before income taxes was $47.2 million in the 1995 period, an increase of $10.5 million, or 28.6%, from the 1994 level. The effective tax rate of the 1995 period was 36.4%, a decrease from the 1994 level of 38.1%, a portion of which is attributed to the addition of approximately $61 million of tax exempt assets.

     The provision for income taxes for the year ended December 31, 1994, was $14.0 million, an increase of $3.2 million, or 29.6%, from the level of $10.8 million for the 1993 period, principally due to increased pretax income. Income before income taxes was $36.7 million in the 1994 period, an increase of $7.7 million, or 26.6%, from the 1993 level. The effective tax rate of the 1994 period was 38.1%, an increase from the 1993 rate of 37.2%.

FINANCIAL CONDITION

     LOANS - The Company's lending activities are guided by the general loan policy established by the Board of Directors. The Senior Credit Committee of the Company has established loan approval limits for each region of the Company and each subsidiary bank. The limits established for each bank range from $75,000 to $250,000 per borrower (except for the Fargo bank, which has a $750,000 limit per borrower). However, renewals of any criticized or classified loans have a limit of $25,000. Amounts in excess of the individual bank lending authority are presented to the regional credit officers. The regional credit officers for Colorado, Iowa, Minnesota, Nebraska, Wisconsin and the Dakotas have lending authority of $750,000 per nonclassified borrower when a second regional credit officer or the respective regional managing officer concurs. Loans above $1,500,000 per nonclassified borrower and $250,000 per classified borrower are presented to the Senior Credit Committee for approval.

     At December 31, 1995, total loans were $1,767 million, an increase of $437 million, or 32.9%, from the December 31, 1994, level of $1,330 million. A significant portion of this increase is attributable to in-market loan growth in the Company's existing markets. In addition, the purchase of five banking institutions in 1995 accounted for $307 million of the increase, while the Company's volume of purchased loan assets increased $79 million. Although the Company has a diversified loan portfolio, the economic health of the Company's primary trade area and the ability of many of the bank's borrowers to repay their loans (including real estate and commercial loans, as well as agricultural loans) is dependent to a large extent on the health of the agricultural sector of the economy. The Company has identified and implemented strategies to deal with these factors, including an emphasis on quality local loan growth and the diversification and performance of its earning asset portfolios. The Company has continued to purchase commercial loan assets to enhance earning asset yield performance. Many of such loan assets have been originated by selected Midwestern regional banks and national leasing and finance companies with whom the Company has ongoing relationships. The Company's portfolio of purchased loan assets was $192 million at December 31, 1995, compared to $113 million at December 31, 1994. These assets are subject to the Company's standard credit guidelines, as well as specific requirements for such assets, and bear the credit risks attendant to commercial loans. It is anticipated that the purchased loan asset volume will increase during 1996.


The following table presents the Company's balance of each major category of loans at the dates indicated:

                                      1995                1994                 1993                1992                1991
----------------------------------------------------------------------------------------------------------------------------------
                                         Percent             Percent              Percent             Percent             Percent
                                        of Total            of Total             of Total            of Total            of Total
                                 Amount    Loans      Amount   Loans      Amount    Loans     Amount    Loans     Amount    Loans
----------------------------------------------------------------------------------------------------------------------------------
                                                                            (In thousands)

Loan category:
  Real estate. . . . . . .   $  744,477    42.13% $  544,809   40.96% $  403,716    38.91%  $305,851    37.59%  $263,719    38.50%
  Commercial . . . . . . .      527,620    29.86%    397,869   29.91%    316,565    30.51%   252,361    31.02%   208,061    30.37%
  Consumer and other . . .      270,459    15.30%    225,256   16.93%    170,271    16.41%   138,139    16.98%   118,714    17.33%
  Agricultural . . . . . .      224,637    12.71%    162,212   12.20%    147,114    14.18%   117,199    14.41%    94,559    13.80%
----------------------------------------------------------------------------------------------------------------------------------
Total loans. . . . . . . .    1,767,193   100.00%  1,330,146  100.00%  1,037,666   100.00%   813,550   100.00%   685,053   100.00%
                                          ------              ------               ------              ------              ------
                                          ------              ------               ------              ------              ------
Less allowance for loan
  losses . . . . . . . . .       22,712               17,333              14,332              11,196              10,502
                             ----------           ----------          ----------            --------            --------
Total. . . . . . . . . . .   $1,744,481           $1,312,813          $1,023,334            $802,354            $674,551
                             ----------           ----------          ----------            --------            --------
                             ----------           ----------          ----------            --------            --------


     GENERAL. The Company's loan mix remained relatively constant from 1994 to 1995. Real estate loans continued to be the largest category of loans, representing 42.1% of the total loan portfolio.

     REAL ESTATE LOANS. A significant portion of the Company's real estate loan portfolio consists of residential real estate first mortgages that have been underwritten and documented to meet secondary mortgage requirements. Substantially all of the Company's real estate loans are based in the Company's primary market area. At December 31, 1995, real estate loans were $744 million, or 42.1% of total loans. This level represented an increase of $198 million, or 36.3%, from $546 million at December 31, 1994, when real estate loans represented 41.0% of total loans. At December 31, 1994, real estate loans were $546 million. This represented an increase of $142 million, or 35.1%, from $404 million at December 31, 1993. As of December 31, 1995, $291 million, or 39.1%, of the Company's real estate loan portfolio consisted of residential real estate loans, $114 million, or 15.3%, were secured by farmland, $236 million, or 31.7%, represented commercial and other real estate loans and $103 million, or 13.9%, represented construction loans.

     COMMERCIAL LOANS. Loans in this category include loans to retail, wholesale, manufacturing and service businesses, including agricultural service businesses and the Company's purchased loan asset portfolio. Commercial loans are underwritten based on the financial strength and repayment ability of the borrower, as well as the collateral securing the loans. As of December 31, 1995, commercial loans represented $528 million, or 29.9% of total loans, compared to $397 million, or 29.8% of total loans at December 31, 1994. This increase of $131 million, or 33.0%, was partially due to the acquisitions of five banks during 1995, increases in the Company's commercial loan portfolio and the purchase of other loan assets. Commercial loans at December 31, 1994, were $80 million, or 25.2% greater than the December 31, 1993, level of $317 million.

     CONSUMER AND OTHER LOANS. Loans classified as consumer and other loans include automobile, personal loans, consumer lines of credit and overdrafts.
The consumer loan portfolio also includes dealer-generated installment contracts for consumer goods, including automobiles and major home appliances. The majority of these indirect loans are installment loans with fixed interest rates. At December 31, 1995, consumer and other loans were $270 million, or 15.3% of total loans, an increase of $45 million, or 20.0%, from $225 million at December 31, 1994, which represented 16.9% of total loans. The increase was due to the 1995 acquisitions of the Alliance, Aurora, Beach, Boulder and Louisville banks and growth in consumer loans at specific subsidiary banks. Consumer and other loans rose $55 million, or 32.4%, from $170 million at December 31, 1993, to $225 million at December 31, 1994. The increase was due to the purchase of the banks in Ada, Denver, Fraser and Spooner.

     AGRICULTURAL LOANS. Agricultural loans are made principally to farmers and ranchers. The Company provides short-term credit for operating loans and intermediate-term loans for machinery purchases and other improvements. Agricultural loans were $224 million at December 31, 1995, or 12.7% of total loans. At December 31, 1995, agricultural loans increased $62 million, or 38.3%, from $162 million at December 31, 1994. The increase in agricultural loans during 1995 was due principally to the acquisitions of Alliance and Beach. Agricultural loans rose $15 million, or 10.2%, from December 31, 1993, to December 31, 1994, primarily due to the purchases of the banks in Ada, Fraser and Spooner.

     NONPERFORMING ASSETS - The Company follows regulatory guidelines with respect to classifying loans on a nonaccrual basis. Loans are placed on nonaccrual when they become past due over 90 days or when the collection of interest or principal is considered unlikely. The Company does not return a loan to accrual status until it is brought current with respect to both principal and interest and future principal payments are no longer in doubt. When a loan is placed on nonaccrual status, any previously accrued and uncollected interest is reversed. Interest income of $398,000 on nonaccrual loans would have been recorded during 1995 if the loans had been current in accordance with their original terms. During 1995, the Company recorded interest income of $210,000 related to loans that were on nonaccrual status as of December 31, 1995.

     The Company considers nonperforming assets to include all nonaccrual loans, restructured loans defined as troubled debt restructurings under SFAS No. 15 and other real estate owned ("OREO").

     Nonperforming assets of the Company are summarized in the following table:



                                                                        December 31,
---------------------------------------------------------------------------------------------------------------
                                             1995           1994            1993          1992         1991
---------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

Loans:
   Nonaccrual loans. . . . . . . . .    $    3,252    $     3,087    $     3,742    $     4,395    $     4,455
   Restructured loans. . . . . . . .           483            140          1,100            602            673
---------------------------------------------------------------------------------------------------------------
   Nonperforming loans . . . . . . .         3,735          3,227          4,842          4,997          5,128
OREO . . . . . . . . . . . . . . . .         1,701          1,265          1,622          4,210          4,089
---------------------------------------------------------------------------------------------------------------
   Nonperforming assets. . . . . . .    $    5,436    $     4,492    $     6,464    $     9,207    $     9,217
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Loans 90 days or more past
   due but still accruing. . . . . .    $      779    $       722    $       761    $     1,228    $     1,122
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Nonperforming loans as a
   percentage of total
   loans . . . . . . . . . . . . . .         0.21%          0.24%          0.47%          0.61%          0.75%
Nonperforming assets as a
   percentage of total
   assets. . . . . . . . . . . . . .         0.20%          0.21%          0.34%          0.58%          0.65%
Nonperforming assets as a
   percentage of total loans
   and OREO. . . . . . . . . . . . .         0.31%          0.34%          0.62%          1.13%          1.34%
Total loans. . . . . . . . . . . . .   $ 1,767,193    $ 1,330,146    $ 1,037,666    $   813,550    $   685,053
Total assets . . . . . . . . . . . .   $ 2,769,976    $ 2,130,619    $ 1,883,794    $ 1,576,275    $ 1,414,860


     Nonperforming assets were $5.4 million at December 31, 1995, an increase of $944,000, or 21.0%, from $4.5 million at December 31, 1994. Nonperforming loans increased by $508,000 due principally to restructured loans at banks acquired during 1995.

     OREO increased from $1,265,000 at December 31, 1994, to $1,701,000 at December 31, 1995, an increase of $436,000, or 34.5%. This increase was the result of moving one $700,000 real estate development loan to OREO and the transfer of approximately $300,000 out of OREO. The ratio of nonperforming assets to total assets at December 31, 1995, was .20%, compared to .21% at December 31, 1994.

     Nonperforming assets were $4.5 million at December 31, 1994, a decrease of $2.0 million, or 30.8%, from $6.5 million at December 31, 1993. Nonperforming loans decreased by $1.6 million, resulting principally from a $540,000 decrease in purchased real estate mortgages. OREO decreased $357,000, or 22.0%, from $1.6 million at December 31, 1993 to $1.3 million at December 31, 1994. The ratio of nonperforming assets to total assets at December 31, 1994, was .21%, compared to .34% at December 31, 1993.

     ALLOWANCE FOR LOAN LOSSES - The current level of the allowance for loan losses is a result of management's assessment of the risks within the portfolio based on the information revealed in credit reporting processes. The Company utilizes a risk-rating system on all loans, including purchased loans, and a monthly credit review and reporting process that results in the calculation of the guidelines reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, previous loan experience, current economic conditions and other factors that, in managements' judgment, deserve recognition. Regulators have reviewed the Company's methodology for determining allowance requirements and have made no recommendations for increases in the allowances during the five-year period ended December 31, 1995.

     The Company has historically maintained a positive variance from the minimum estimated allowance for loan losses based on the analyses that are conducted by bank management and corporate credit personnel. Management has reviewed the allocations in the various classifications of loans and believes the allowance was adequate at all times during the five-year period ended December 31, 1995.

     The following table sets forth the Company's allowance for loan losses as of the dates indicated:


                                                                                    December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                       1995           1994           1993           1992           1991
--------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)

Balance at beginning of
   year. . . . . . . . . . . . . . . . . . . .   $    17,333    $    14,332    $    11,196    $    10,502     $   10,104
Allowance of acquired
   companies . . . . . . . . . . . . . . . . .         5,230          1,153          1,714            724            696
Charge-offs:
   Real estate . . . . . . . . . . . . . . . .           303            109            303            691            562
   Commercial. . . . . . . . . . . . . . . . .         1,285            484            617          1,514          1,765
   Consumer and other. . . . . . . . . . . . .         1,502            581            461            714            459
   Agricultural. . . . . . . . . . . . . . . .           373             38             58             88            129
   Credit cards (1). . . . . . . . . . . . . .             -              3              -              -          1,587
--------------------------------------------------------------------------------------------------------------------------
   Total charge-offs . . . . . . . . . . . . .         3,463          1,215          1,439          3,007          4,502
Recoveries:
   Real estate . . . . . . . . . . . . . . . .            63            549            162             69             33
   Commercial. . . . . . . . . . . . . . . . .           245            247            325            221            475
   Consumer and other. . . . . . . . . . . . .           536            218            188            227            205
   Agricultural. . . . . . . . . . . . . . . .            57            210             37             27             64
--------------------------------------------------------------------------------------------------------------------------
   Total recoveries. . . . . . . . . . . . . .           901          1,224            712            544            777
--------------------------------------------------------------------------------------------------------------------------
Net charge-offs. . . . . . . . . . . . . . . .         2,562             (9)           727          2,463          3,725
Provision charged to
   operations. . . . . . . . . . . . . . . . .         2,711          1,839          2,149          2,433          3,427
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year . . . . . . . . . . . .   $    22,712    $    17,333    $    14,332    $    11,196     $   10,502
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Allowance as a percentage
   of total loans. . . . . . . . . . . . . . .         1.29%          1.30%          1.38%          1.38%          1.53%
Net charge-offs
   to average loans
   outstanding . . . . . . . . . . . . . . . .         0.17%         -0.00%          0.08%          0.33%          0.55%
Total loans. . . . . . . . . . . . . . . . . .   $ 1,767,193    $ 1,330,146    $ 1,037,666    $   813,550     $  685,053
Average loans. . . . . . . . . . . . . . . . .   $ 1,545,497    $ 1,171,925    $   909,890    $   745,984     $  675,209


(1) Represents charge-offs, net of recoveries.

     At December 31, 1995, the allowance for loan losses was $22.7 million, an increase of $5.4 million from the December 31, 1994, level of $17.3 million.
The Company's 1995 acquisitions accounted for $5.2 million of the increase, with the remaining increase due to maintaining an adequate reserve in recognition of the Company's loan growth during 1995. At December 31, 1995, the allowance for loan losses as a percentage of total loans was 1.29%, as compared to 1.30% at December 31, 1994. This decrease is attributed to strong loan growth and loan portfolio credit quality.

     At December 31, 1994, the allowance for loan losses was $17.3 million, an increase of $3.0 million from the December 31, 1993, level of $14.3 million.
The Company's 1994 acquisitions accounted for $1.2 million of the increase, with the remaining increase due to maintaining an adequate reserve in recognition of the Company's loan growth and the decrease in net charge-offs during 1994. At December 31, 1994, the allowance for loan losses as a percentage of total loans was 1.30%, as compared to 1.38% at December 31, 1993.

     During 1995, net charge-offs were $2.6 million, an increase from the net recoveries of $9,000 for 1994. The increase included an increase of $603,000 in consumer and other loan net charge-offs from $363,000 in 1994 to $966,000 in 1995, due in part to banks acquired during 1995. Also, commercial loan net charge-offs increased from $237,000 in 1994 to $1,040,000 in 1995, an increase of $803,000. Agricultural net charge-offs increased from a 1994 net recovery of $172,000 to a $316,000 net charge-off in 1995, an increase of $488,000. The Company's provision for loan loss increased from $1.8 million in 1994 to $2.7 million in 1995. Excluding the impact of the credit card participations, the net charge-offs to average loans outstanding in 1995, 1994, 1993, 1992 and 1991 would have been .17%, .00%, .08%, .33% and .27%, respectively.

     During 1994, net recoveries were $9,000, a reduction of $736,000 from the net charge-offs of $727,000 for 1993. The principal causes for the decrease were the reduction of real estate net charge-offs from $141,000 in 1993 to $440,000 net recovery in 1994, a decrease of $581,000; the reduction of commercial net charge-offs from $292,000 in 1993 to $237,000 in 1994, a decrease of $55,000; and the reduction of agricultural net charge-offs from $21,000 in 1993 to a $172,000 net recovery in 1994, a reduction of $193,000. The Company's provision for loan loss was $1.8 million in 1994 and $2.1 in 1993.

     The following table sets forth the allocation of the allowance for loan losses to various loan categories, as well as the allocation as a percentage of loans outstanding in each category, as of the dates indicated:


                                                                                      Allowance as a Percent of Loans Outstanding
                                Allowance for Loan Losses at December 31,                     by Category at December 31,
----------------------------------------------------------------------------------------------------------------------------------
                               1995      1994      1993      1992      1991          1995      1994      1993      1992      1991
----------------------------------------------------------------------------------------------------------------------------------
                                           (Dollars in thousands)

Real estate. . . . . . .    $ 4,208   $ 3,252   $ 2,801   $ 2,235   $ 2,247           .57%     0.60%     0.69%     0.73%     0.85%
Commercial . . . . . . .      4,400     3,605     3,509     2,858     3,203           .83%     0.91%     1.11%     1.13%     1.54%
Consumer and other . . .      1,690     1,614     1,346     1,031     1,290           .62%     0.72%     0.79%     0.75%     1.09%
Agricultural . . . . . .      1,615     1,737     1,529     1,245       920           .72%     1.07%     1.04%     1.06%      .97%
----------------------------------------------------------------------------------------------------------------------------------
Total Allocated
  Allowance. . . . . . .     11,913    10,208     9,185     7,369     7,660          0.67%     0.77%     0.89%     0.91%     1.12%
Total Unallocated
  Allowance. . . . . . .     10,799     7,125     5,147     3,827     2,842          0.62%     0.54%     0.50%     0.47%     0.41%
----------------------------------------------------------------------------------------------------------------------------------
Total Allowance. . . . .    $22,712   $17,333   $14,332   $11,196   $10,502          1.29%     1.30%     1.38%     1.38%     1.53%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


     INVESTMENTS - Management augments the quality of the loan portfolio by maintaining a high quality investment portfolio oriented toward U.S. Government agency securities. The investment portfolio also provides the opportunity to structure maturities and repricing timetables in a flexible manner and to meet applicable requirements for pledging securities, which are principally adjustable rate, and collateralized mortgage obligations, which are primarily floating rate securities, as tools in managing its interest rate exposure and enhancing its net interest margin. Federal funds sold and certificates of deposit are additional assets that are not classified as investment securities.

     The following table sets forth the composition of the Company's held-to-maturity securities portfolio at amortized cost as of the dates indicated:


                                                Book Value at December 31,
                                              1995         1994         1993
------------------------------------------------------------------------------
                                                      (In thousands)
U.S. Treasury. . . . . . . . . . . . . .          $-      $72,519      $44,162
U.S. Government agencies . . . . . . . .       3,318       44,957       34,654
Mortgage-backed securities . . . . . . .     106,429      185,753      177,381
Collateralized mortgage obligations. . .           -       22,811       25,151
State and political securities . . . . .      55,267       43,672       34,990
Other securities . . . . . . . . . . . .      65,806       12,163       11,343
------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . .    $230,820     $381,875     $327,681
------------------------------------------------------------------------------
------------------------------------------------------------------------------

The following table sets forth the composition of the Company's available-for-sale securities portfolio estimated fair value as of the dates indicated:

                                                Book Value at December 31,
                                              1995         1994         1993
------------------------------------------------------------------------------
                                                     (In thousands)
U.S. Treasury. . . . . . . . . . . . . .    $154,508      $90,028     $119,697
U.S. Government agencies . . . . . . . .     121,588       33,353       88,796
Mortgage-backed securities . . . . . . .     143,359       85,748       90,022
Collateralized mortgage obligations. . .      58,053       14,361       19,047
State and political securities . . . . .       1,443            0            0
Other  . . . . . . . . . . . . . . . . .       7,571        7,874        8,479
------------------------------------------------------------------------------
Total. . . . . . . . . . . . . . . . . .    $486,522     $231,364     $326,041
------------------------------------------------------------------------------
------------------------------------------------------------------------------


                                      F--59


Held-to-Maturity Securities                                   At December 31, 1995, Maturing in
----------------------------------------------------------------------------------------------------------------------------------
                                                      Over One Year       Over 5 Years
                                One Year or Less     Through 5 Years    Through 10 Years      Over 10 Years          Total
----------------------------------------------------------------------------------------------------------------------------------
                                         Weighted            Weighted            Weighted            Weighted            Weighted
                                Amount   Yield (1)  Amount   Yield (1)  Amount   Yield (1)  Amount   Yield (1)  Amount   Yield (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

U.S. Government
  agencies . . . . . . . . .    $   122    7.47%    $   963    5.61%    $ 1,168    7.13%   $  1,065    7.18%   $  3,318    6.72%
Mortgage-backed
  securities . . . . . . . .      1,584    7.73%     10,632    7.46%     52,764    5.81%     41,449    6.50%    106,429    6.27%
Collateralized Mortgage
  Obligations. . . . . . . .          -    0.00%          -    0.00%          -    0.00%          -    0.00%          -    0.00%
Municipal Bonds. . . . . . .      7,612    7.55%     16,207    7.63%     11,250    7.81%     20,198    8.33%     55,267    7.91%
Other. . . . . . . . . . . .      3,554    6.13%          -       -           -       -      62,252    7.47%     65,806    7.40%
----------------------------------------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . .    $12,872    7.18%    $27,802    7.50%    $65,182    6.18%   $124,964    7.29%   $230,820    6.99%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Interest yields on investments are presented on a tax equivalent basis to reflect the tax exempt nature of current assets.
Yields are based on a 35% incremental tax rate and a 4.30% cost of funds.


Available-for-Sale Securities                                At December 31, 1995, Maturing in
----------------------------------------------------------------------------------------------------------------------------------
                                                      Over One Year       Over 5 Years
                                One Year or Less     Through 5 Years    Through 10 Years      Over 10 Years          Total
----------------------------------------------------------------------------------------------------------------------------------
                                         Weighted            Weighted            Weighted            Weighted            Weighted
                                Amount   Yield (1)  Amount   Yield (1)  Amount   Yield (1)  Amount   Yield (1)  Amount   Yield (1)
----------------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

U.S. Treasury  . . . . . . .    $96,171    5.95%    $57,439    6.11%       $898    7.57%         $-    0.00%   $154,508    6.02%
U.S. Government
  agencies . . . . . . . . .     29,842    5.69%     52,746    5.93%     30,666    6.95%      8,334    7.01%    121,588    6.20%
Mortgage-backed
  securities . . . . . . . .      2,729    6.07%     12,590    6.00%      3,885    6.43%    124,155    6.36%    143,359    6.32%
Collateralized mortgage
  obligations. . . . . . . .      8,352    5.30%     36,980    6.12%      8,317    6.09%      4,404    6.11%     58,053    6.00%
Municipal Bonds. . . . . . .        246    8.59%        494    8.09%        329    8.74%        374   10.02%      1,443    8.82%
Other. . . . . . . . . . . .      4,811    5.50%      1,641    7.25%          -    0.00%      1,119    3.58%      7,571    5.60%
----------------------------------------------------------------------------------------------------------------------------------
Total. . . . . . . . . . . .   $142,151    5.86%   $161,890    6.06%    $44,095    6.76%   $138,386    6.38%   $486,522    6.15%
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Interest yields on investments are presented on a tax equivalent basis to reflect the tax exempt nature of current assets.
Yields are based on a 35% incremental tax rate and a 4.30% cost of funds.


     At December 31, 1995, the Company had $487 million in available-for-sale securities, consisting of U.S. Treasury securities of $154 million, mortgage-backed securities of $143 million and other securities, including U.S. Government agencies and collateralized mortgages, totaling $190 million. Under the provisions of SFAS No. 115, the total of $487 million includes net unrealized gains of $3.3 million. The contractual maturities of the available-for-sale securities range from one month to twenty-nine years. Consistent with the Company's tax strategy to minimize tax expense, the Company increased its investment in tax-exempt securities during 1995.

     The Company's investments, including available-for-sale and held-to-maturity securities, increased $105 million, or 17.1%, to $718 million at December 31, 1995, from $613 million at December 31, 1994. This increase was due to the addition of $129 million of securities obtained through 1995 bank acquisitions. At December 31, 1995, the Company's investments represented 25.9% of total assets, compared to 28.8% at December 31, 1994. In addition to available-for sale and held-to-maturity securities, the Company had investments in interest-bearing deposits at December 31, 1995, of $3 million, a decrease of $3.2 million from $6.4 million at December 31, 1994.

     The book value of securities sold in 1995 was $51 million, a decrease of $11 million from the $62 million sold during 1994. Securities were sold primarily to fund increased loan volume and in conjunction with the restructuring of acquired bank investment portfolios. These securities were carried as available-for-sale.

     DEPOSITS - The following table sets forth a summary of the deposits of the Company at the dates indicated:


                                                     December 31,
------------------------------------------------------------------------------
                                            1995         1994          1993
------------------------------------------------------------------------------
                                                     (In thousands)

Noninterest-bearing. . . . . . . . .   $   398,314   $  315,667   $   273,382
Interest-bearing:
   Savings and checking
      accounts . . . . . . . . . . .       873,025      699,412       666,973
   Time accounts less than
      $100,000 . . . . . . . . . . .       894,805      664,434       594,975
   Time accounts greater than
      $100,000 . . . . . . . . . . .       193,572      115,052        92,659
------------------------------------------------------------------------------
Total deposits . . . . . . . . . . .   $ 2,359,716  $ 1,794,565   $ 1,627,989
------------------------------------------------------------------------------
------------------------------------------------------------------------------

     Total deposits at December 31, 1995, were $2,360 million, an increase of $565 million, or 31.5%, from $1,795 million at December 31, 1994. The Company's core deposits as a percentage of total deposits were 90.7% and 93.6% as of December 31, 1995 and December 31, 1994, respectively. Core deposits are defined as noninterest-bearing deposits, interest-bearing savings and checking accounts and time deposits of less than $100,000. The increase in total deposits was primarily due to the 1995 bank acquisitions, with aggregate total deposits of $439 million as of the respective acquisition dates. Interest-bearing deposits at December 31, 1995, were $1,962 million, an increase of $483 million, or 32.7%, over the December 31, 1994, level of $1,479 million.

     At December 31, 1995, $219 million, or 9.3% of total deposits were in time accounts greater than $100,000. The increase in deposits greater than $100,000 of $104 million, or 90.4%, from $115 million at December 31, 1994, $29 million was due to the institutions acquired during 1995. Management believes virtually all the deposits in excess of $100,000 are with persons or entities that hold other deposit relationships with the banks. At December 31, 1995, maturities of deposits in excess of $100,000 were as follows: $81 million maturing in less than three months; $45 million maturing in three to six months; $40 million maturing in six to twelve months; and $28 million maturing in over twelve months.

     Due to the availability of core deposits, management has determined it is not necessary to employ a brokered deposit program and the Company does not intend to employ such a program. Two affiliate banks acquired a nominal amount of deposits during 1995 through the use of a deposit broker. The Company intends to continue to expand its core deposit base through acquisitions.

     BORROWINGS - Long-term debt of the Company was $81 million as of December 31, 1995, and $38 million as of December 31, 1994. Long-term debt includes $23 million of unsecured subordinated notes issued in April 1993. The subordinated notes mature April 15, 2000, carry a 7.75% interest rate and are not redeemable prior to April 16, 1996. The exchangable subordinated notes mature August 15, 2005, carry a 9.0% interest rate and in accordance with terms of the note may be redeemable in whole or in part any time after August 15, 1998. The Company also has two term notes with its primary lender, including one note with $400,000 outstanding at December 31, 1995. The note bears interest at the bank's base rate (8.75% at December 31, 1995) payable quarterly, with annual principal payments of $100,000 on October 1 through maturity in 1999. A second term note with $10,002,000 outstanding at December 31, 1995, bears interest at Federal Funds rate plus 2% (7.25% at December 31, 1995) payable quarterly with principal payments equal to 6.25% of the amortized balance payable semiannually through maturity in 2003.

     The Company's subsidiary banks had arrangements with the Federal Home Loan Bank that provide for borrowing up to $186 million. As of December 31, 1995, $36,386,000 long-term and $28,775,000 short-term advances were outstanding. The Company's subsidiaries had additional short-term borrowings of $2,004,000 outstanding at December 31, 1995.

     At December 31, 1995, the Company had no balance outstanding of a $3 million revolving line of credit with its primary lender used to fund operating needs. The line of credit bears interest at the Federal Funds rate plus 2% (7.25% at December 31, 1995). The Company had a $10 million balance outstanding on its $10 million short-term commercial paper arrangement (5.91% blended rate at December 31, 1995).

     The following table sets forth a summary of the short-term borrowings of the Company during 1995, 1994 and 1993, and as of the end of each such period:


                                                                    Average          Maximum        Weighted       Average
                                                  Outstanding         Daily      Outstanding         Average       Interest
                                                           at        Amount           at any        Interest        Rate at
(In thousands)                                       Year-End    Outstanding       Month-End            Rate       Year-End
-----------------------------------------------------------------------------------------------------------------------------

1995
Federal funds purchased
  and securities sold
  under agreements
  to repurchase. . . . . . . . . . . . . . . . .  $   50,102      $  67,421      $ 100,627           5.59%          4.69%
Commercial paper . . . . . . . . . . . . . . . .      10,000          6,352         10,000           6.11%          5.91%
FHLB advances. . . . . . . . . . . . . . . . . .      28,775         36,345         61,975           6.07%          5.88%
Other  . . . . . . . . . . . . . . . . . . . . .       2,004          1,666          2,917           5.70%          6.05%
---------------------------------------------------------------------------
  Total. . . . . . . . . . . . . . . . . . . . .  $   90,881      $ 111,784      $ 152,523           5.78%          5.23%
---------------------------------------------------------------------------
---------------------------------------------------------------------------

1994
Federal funds purchased
  and securities sold
  under agreements
  to repurchase. . . . . . . . . . . . . . . . .  $   74,319     $   65,123      $  95,854           4.51%          4.99%
Commercial paper . . . . . . . . . . . . . . . .           -          1,231          4,988           3.86%             -
FHLB advances. . . . . . . . . . . . . . . . . .      38,400         13,000         44,084           5.22%          6.07%
Other  . . . . . . . . . . . . . . . . . . . . .         750          4,209          4,822           3.90%          5.35%
---------------------------------------------------------------------------
  Total. . . . . . . . . . . . . . . . . . . . .  $  113,469     $   83,563      $ 130,491           4.58%          5.36%
---------------------------------------------------------------------------
---------------------------------------------------------------------------

1993
Federal funds purchased
  and securities sold
  under agreements
  to repurchase. . . . . . . . . . . . . . . . .  $   56,206     $   47,742      $  82,271           3.30%          2.74%
Commercial paper . . . . . . . . . . . . . . . .       2,637          3,795          4,945           3.56%          3.45%
Other  . . . . . . . . . . . . . . . . . . . . .       3,351          2,898          3,751           5.42%          3.76%
---------------------------------------------------------------------------
  Total. . . . . . . . . . . . . . . . . . . . .  $   62,194     $   54,435      $  79,116           3.43%          2.83%
---------------------------------------------------------------------------
---------------------------------------------------------------------------


     CAPITAL MANAGEMENT - Risk-based guidelines established by regulatory agencies set minimum capital standards based on the level of risk associated with a financial institution's assets. As of December 31, 1995, a financial institution's total capital is required to equal at least 8% of risk-weighted assets. At least half of the required 8% must consist of Tier 1 capital and the remainder may be Tier 2 capital. Risk-weighted assets are determined by weighting the assets according to guideline characteristics.

     The table below sets forth the Company's risk-based capital levels as of December 31, 1995 and 1994, compared to the risk-based requirements:

                                                          Excess at
                           December 31,     Capital      December 31,
                         ---------------                -------------
                          1995     1994   Requirements  1995     1994
-----------------------------------------------------------------------
CAPITAL CATEGORY (1)

Tier 1 capital . . .     8.51%     10.64%    4.00%     4.51%     6.64%
Tier 2 capital . . .     2.67%      2.82%       -          -         -
-----------------------------------------------------------------------
Total risk-based
   capital . . . . .     11.18%    13.46%    8.00%     3.18%     5.46%
-----------------------------------------------------------------------
-----------------------------------------------------------------------

(1) Capital ratios are expressed as a percentage of risk-weighted assets, which were $1,974 million and $1,428 million as of December 31, 1995 and 1994, respectively.

     Additionally, the regulatory agencies established a minimum leverage ratio of tangible Tier 1 capital to total assets of 3%. The federal regulatory agencies have stated that banking organizations contemplating significant expansion proposals or having high or inordinate levels of risk are expected to maintain capital levels substantially above the minimum levels. Management believes that regulators will expect the Company to maintain a minimum leverage ratio of 4% to 5%. As of December 31, 1995, the Company's Tier 1 capital and total risk-based capital were $168 million and $221 million, respectively. As of December 31, 1995, the Company's leverage ratio was 6.10%.

     Due to the Company's level of Tier 1 capital and substantial level of earning assets invested in low risk government agency and mortgage-backed securities, the Company's risk-based capital ratios significantly exceed the regulatory minimums. The Company conducts an ongoing assessment of its capital needs in order to maintain an adequate level of capital to support business growth, to ensure depositor protection and to facilitate corporate expansion. Management continues to explore steps to increase its capital levels to permit it to make future acquisitions. Portions of the subordinated debt financing referred to under "Borrowings," above, are treated as Tier 2 capital.

     SHAREHOLDERS' EQUITY - Total shareholders' equity increased $46.3 million, or 29.4%, to $204.0 million at December 31, 1995, from $157.7 million at December 31, 1994, as a result of the retention of a majority of earnings, the conversion of debentures and the issuance of common stock. In June 1995 the Company called all the outstanding 7.375% convertible exchangable redeemable subordinated debentures, essentially converting all debentures to the equivalent of 485,338 shares of common stock, which resulted in an additional $3.9 million of equity capital. During 1995 the equivalent of 891,863 shares of common stock were issued resulting in an increase in shareholders equity of $11.6 million.
In 1995, the Company extended the common stock repurchase program established in 1992, which provided for the systematic acquisition of up to 600,000 shares of the Company's common stock. In addition, the Company adopted a new common stock repurchase program providing for a systematic repurchase of up to 600,000 additional shares. The shares are used primarily for the issuance of common stock under stock-based compensation plans and for preferred stock conversions. In 1995, the Company acquired 4,000 shares of its common stock for cash consideration of $56,000. The Company has an ESOP that provides that all employees over 21 years of age who work more than 1,000 hours and have completed one year of service are eligible to participate. Contributions to the ESOP are principally used to purchase treasury stock of the Company, increasing shareholders' equity. Contributions to the ESOP for 1995 were $444,000.

     In 1995, the Company increased the number of authorized common shares from 14,000,000 to 20,000,000 and the number of authorized preferred shares from 900,000 to 2,000,000. The increases are expected to provide the Company greater ability to utilize common and preferred stock in connection with raising additional capital, expanding its business through acquisitions and other general purposes.

ASSET/LIABILITY MANAGEMENT

     LIQUIDITY MANAGEMENT - Liquidity management is an effort of management to provide a continuing flow of funds to meet its financial commitments, customer borrowings needs and deposit withdrawal requirements. The liquidity position of the Company and its subsidiary banks is monitored by the Asset/Liability Management Committee of the Company. The largest category of assets representing a ready source of liquidity for the Company is its short-term financial instruments, which include federal funds sold, interest-bearing deposits at other financial institutions, U.S. Treasury securities and other securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The investment portfolio contains a number of high quality issues with varying maturities and regular principal payments. Maturities in the loan portfolio also provide a steady flow of funds, and strict adherence to the credit policies of the Company helps ensure the collectibility of these loans. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits.

     The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets to deposits. Liquid assets include cash and due from banks, unpledged investment securities with maturities of less than one year and federal funds sold. At year-end 1995, 1994 and 1993, the liquidity ratio was 8.96%, 7.37% and 9.16%, respectively.
The level of loans maturing within one year greatly added to the Company's liquidity position in 1995. Including loans maturing within one year, the liquidity ratio was 40.23%, 34.57% and 34.25%, respectively, for the same periods.

     The Company has a revolving line of credit with its primary lender, which provides for borrowing up to $26 million. This line would be utilized to finance acquisitions which may be completed in 1996. The balance outstanding on this line of credit at December 31, 1995, was $10 million.

     The Company also maintains available lines of federal funds borrowings, as well as seasonal borrowing privileges, at the Federal Reserve Bank of Minneapolis. The Company's subsidiary banks have the ability to borrow an aggregate of $91 million in federal funds from four nonaffiliated financial institutions.

     Additionally, all of the Company's subsidiary banks have joined the Federal Home Loan Bank ("FHLB") System. As part of membership, the Company's subsidiary banks purchased a modest amount of stock of FHLB and obtained advance lines of credit which will represent an aggregate of $186 million in additional funding capacity.

     INTEREST RATE SENSITIVITY - Effective asset/liability management also includes minimizing the impact of future interest rate changes on net interest income. Management of interest rate sensitivity is accomplished through the composition of loans and investments and by adjusting the maturities on earning assets and interest-bearing liabilities. Interest rate sensitivity indicates a financial institution's potential earnings exposure to fluctuating interest rates. Rate sensitivity and liquidity are related since both are affected by maturing assets and liabilities. However, interest rate sensitivity also takes into consideration those assets and liabilities with interest rates that are subject to change prior to maturity. While no single measure can completely identify the impact of changes in interest rates on net interest income, one gauge of interest rate sensitivity is to measure, over a variety of time periods, the differences in the amounts of the Company's rate sensitive assets and rate sensitive liabilities. These differences, or "gaps," provide an indication of the extent that net interest income may be affected by future changes in interest rates.

     A positive gap exists when rate sensitive assets exceed rate sensitive liabilities and indicates that a greater volume of assets than liabilities will reprice during a given period. This mismatch may enhance earnings in a rising rate environment and may inhibit earnings when rates decline. Conversely, when rate sensitive liabilities exceed rate sensitive assets, referred to as a negative gap, it indicates that a greater volume of liabilities than assets will reprice during the period. In this case, a rising interest rate environment may inhibit earnings and declining rates may enhance earnings.

     The Company does not engage in the speculative use of derivative financial instruments.

     The following table sets forth the Company's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1995:



                                                               Repricing or Maturing in
-----------------------------------------------------------------------------------------------------------
                                               1 Year        Over 1            Over 5
                                              or Less       to 5 Years          Years              Total
-----------------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)


Rate sensitive assets:
  Loans. . . . . . . . . . . . . . . .     $  1,126,578     $  553,818     $   86,797        $  1,767,193
  Held-to-maturity
     securities. . . . . . . . . . . .           86,565         63,638         80,617             230,820
  Available-for-sale
     securities. . . . . . . . . . . .          235,413        189,237         61,872             486,522
  Other earning assets . . . . . . . .           28,982            196              0              29,178
---------------------------------------------------------------------------------------------------------
  Total rate sensitive
     assets. . . . . . . . . . . . . .     $  1,477,538     $  806,889     $  229,286        $  2,513,713
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Rate sensitive liabilities:
  Savings deposits and
     interest-bearing
     checking. . . . . . . . . . . . .     $    873,025              -              -             873,025
  Time deposits. . . . . . . . . . . .          826,606        247,986         13,785           1,088,377
  Short-term
     borrowings. . . . . . . . . . . .           89,876          1,005              -              90,881
  Long-term borrowings . . . . . . . .              234         37,528         44,940              82,702
---------------------------------------------------------------------------------------------------------
  Total rate sensitive
     liabilities . . . . . . . . . . .     $  1,789,741     $  286,519     $   58,725        $  2,134,985
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Rate sensitive gap . . . . . . . . . .    $   (312,203)     $  520,370     $  170,561        $    378,728
Cumulative rate
  sensitive gap. . . . . . . . . . . .    $   (312,203)     $  208,167     $  378,728        $    378,728
Rate sensitive gap
  percentage . . . . . . . . . . . . .          (17.44%)        281.62%        390.44%             117.74%
Cumulative rate sensitive
  gap percentage . . . . . . . . . . .          (17.44%)        110.03%        117.74%             117.74%


     The following sets forth the Company's interest rate sensitivity analysis at December 31, 1995, with respect to the individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

                                         Repricing or Maturing in
--------------------------------------------------------------------------------
                            1 Year         Over 1         Over 5
                            or Less      to 5 Years        Years          Total
--------------------------------------------------------------------------------
                                          (Dollars in thousands)

Loan category:
  Real estate. . . . .  $   441,627      $ 245,431       $ 57,419    $   744,477
  Agricultural . . . .      191,502         27,926          5,209        224,637
  Commercial . . . . .      356,538        155,285         15,797        527,620
  Consumer and other .      136,911        125,176          8,372        270,459
--------------------------------------------------------------------------------
  Total loans. . . . .  $ 1,126,578      $ 553,818       $ 86,797    $ 1,767,193
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Fixed interest
  rate loans . . . . .  $   455,995      $ 493,477       $ 78,304    $ 1,027,776
Floating interest
 rate loans. . . . . .      670,583         60,341          8,493        739,417
--------------------------------------------------------------------------------
  Total loans. . . . .  $ 1,126,578      $ 553,818       $ 86,797    $ 1,767,193
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Management attempts to structure the Company's balance sheet to provide for an approximately equal amount of rate sensitive assets and rate sensitive liabilities. In addition to facilitating liquidity needs, this strategy assists management in maintaining relative stability in net interest income despite unexpected fluctuations in interest rates. At December 31, 1995, the Company's balance sheet was more liability sensitive in the short term, as assets repricing in less than one year were less than liabilities repricing within one year by 17.44%, or $312 million. Further, it is management's belief that the rate sensitivity analysis, as determined by contractual repricing of maturities, does not accurately reflect the asset sensitivity inherent in the Company's mix of rate sensitive assets and liabilities for reasons set forth below. The consequences of such asset sensitivity may include a negative effect on net interest income in a falling rate environment and a positive effect in a rising rate environment.

     A number of factors contribute to management's belief that the Company is asset rate sensitive. First, management believes there is an inherent tendency of community banks toward asset sensitivity due to repricing characteristics of certain demand deposits and interest-bearing savings and checking accounts.
This results from the experienced infrequency of repricing because these deposits are fairly price inelastic and bear relatively low interest rates. It is management's assessment from past experience that the amount of savings deposits and interest-bearing checking included in the one year or less repricing category will not reprice commensurate with changes in the general interest rate level. Based on the Company's experience from 1988 to 1995, a period of volatile interest rates, management believes its savings deposits and interest-bearing checking accounts have repriced within a significantly narrower range than changes in the general interest rate level. During this time period, the range of federal funds rates was in excess of 675 basis points, while the range of rates paid on the Company's savings deposits and interest-bearing checking accounts had a range of approximately one-half this range. Further, the balances in these accounts have remained constant during this period of volatile rates, which further supports management's belief that the Company's core deposits are relatively inelastic as to pricing.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS FOR THE NINE MONTHS
                        ENDED SEPTEMBER 30, 1996 AND 1995

BASIS OF PRESENTATION

     The following is a discussion of the Company's financial condition as of September 30, 1996, and December 31, 1995, and its results of operations for the nine month periods ended September 30, 1996 and 1995. The Company completed twelve acquisitions during 1995, and, as of September 30, 1996, the Company had one pending bank acquisition. Each of these acquisitions has had, or will have, an effect upon the Company's results of operations and financial condition.

     The Company completed its acquisition of Mountain Parks Financial Corporation ("Mountain Parks") on December 18, 1996. The Mountain Parks acquisition was accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the two companies on a combined basis for all periods presented.

     During 1995 and 1996, the Company made the following acquisitions of banks or associated holding companies:

                                                               Total Assets
                                                                at Date of
      Month and                 Holding Company or              Acquisition
        Year                     Location of Bank              (In Millions)
     -----------------------------------------------------------------------
     July 1996                Kiowa, Colorado                      $58
     July 1996                Englewood, Colorado                   19
     October 1995             Craig, Colorado                       31
     October 1995             Beach, North Dakota                   44
     September 1995           Aurora, Colorado                      41
     July 1995                First Community (Colorado)           153
     July 1995                Boulder, Colorado                     60
     July 1995                Louisville, Colorado                  36
     May 1995                 Alliance, Nebraska                   293
     May 1995                 Hankinson, North Dakota                8
     February 1995            Minowa                               224
     January 1995             Vail, Colorado                         *

*The Company's acquisition consists of a 24.75% interest in the holding company that owns 100% of the Vail Bank, which had total assets of $82 million.

     The Minowa and First Community acquisitions were accounted for using the pooling of interests method. Accordingly, the consolidated financial information has been restated to reflect the results of operations of the three companies on a combined basis for all periods presented. Each of the other acquisitions described in the above table is reflected in the Company's results of operations for all periods following the acquisition and is reflected in the Company's statement of financial condition at all dates subsequent to the acquisition.

OVERVIEW

     For the nine months ended September 30, 1996, net income was $26.5 million, an increase of $5.2 million, or 24.4%, from the $21.3 million earned during the 1995 period. The increase was primarily due to earnings contributed by banks acquired during 1995 and an increase in the net interest margin. Primary earnings per common share for the nine months ended September 30, 1996, were $1.53, compared to $1.32 in 1995. Fully diluted earnings per common share for the nine months ended September 30, 1996, were $1.47. Net income applicable to common equity for the nine month period was reduced by $1,208,000, due to dividends paid on preferred stock.

     Return on average assets and return on common equity for the nine months ended September 30, 1996, were 1.26% and 17.73%, respectively, as compared to the 1995 ratios of 1.23% and 18.30%, respectively.

     Total assets were $3.0 billion and $2.77 billion at September 30, 1996 and December 31, 1995, respectively. The $210 million increase in loans was funded through the combination of a $64 million increase in deposits and a $143 million increase in net borrowings, primarily short-term borrowings. Bank premises and equipment increased $13 million, due principally to the Company's purchase, through a subsidiary, of its Fargo office facility, equipment purchases at the data processing subsidiary, and banks acquired during 1996 and 1995.

RESULTS OF OPERATIONS

     NET INTEREST INCOME


     Net interest income for the nine months ended September 30, 1996, was $98.4 million, an increase of $19.5 million, or 24.7%, from the net interest income of $78.8 million earned during the 1995 period. The increase was principally due to the increased asset base associated with the acquisitions completed during 1996 and 1995.

     PROVISION FOR LOAN LOSSES

     The provision for loan losses for the nine months ended September 30, 1996, was $4,572,000, an increase of $2,643,000, or 137.0%, from the

$1,929,000 provision during the 1995 period. This increase reflects the Company's objective of maintaining adequate reserve levels in recognition of significant loan growth, including acquisitions completed during 1996 and 1995.

     NONINTEREST INCOME

     Noninterest income for the nine months ended September 30, 1996, was $19.1 million, an increase of $2.8 million, or 17.2%, from the level of $16.3 million earned in the 1995 period. The increase was primarily due to an increase of $1.6 million in bank deposit service charges, an increase of $520,000 in insurance commissions and an increase of $397,000 in trust income.

     NONINTEREST EXPENSE

     Noninterest expense for the nine months ended September 30, 1996, was $72.5 million, an increase of $13.0 million, or 21.8%, from the level of $59.5 million during the 1995 period. The increase was principally from banks acquired in 1995. Salaries and benefits increased $9.8 million from $30.4 million in the 1995 period to $40.2 million for the 1996 period. Net occupancy was $9.6 million, a $1.9 million, or 24.7%, increase from $7.7 million in the 1995 period. FDIC expense decreased $1.5 million, or 71.4%, from the 1995 level of $2.1 million to $636,000 during the 1996 period as a result of a significant decrease in deposit premium rates which became effective beginning in the third quarter of 1995, which was partially offset by the effect of the special assessment from the Savings Association Insurance Fund ("SAIF") on deposits acquired from former savings and loan associations recorded during the current quarter.

     PROVISION FOR INCOME TAXES

     The provision for income taxes for the nine months ended September 30, 1996, was $14.0 million, an increase of $1.7 million, or 13.8%, from the 1995 level of $12.3 million, due to increase in the level of pretax income.

FINANCIAL CONDITION

     LOANS

     At September 30, 1996, total loans were $1,977 million, an increase of $210 million, or 11.9%, from the December 31, 1995, level of $1,767 million.

     The following table presents the Company's balance of each major category of loans:

                                 SEPTEMBER 30, 1996        DECEMBER 31, 1995
                          ------------------------------------------------------
                                           PERCENT OF                 PERCENT OF
                               AMOUNT      TOTAL LOANS      AMOUNT   TOTAL LOANS
                          ------------------------------------------------------
                                              (DOLLARS IN THOUSANDS)

Loan category:
  Real estate. . . . . .  $   863,462         43.68%    $   744,477      42.13%
  Commercial . . . . . .      556,184         28.14%        527,620      29.86%
  Agricultural . . . . .      226,065         11.44%        224,637      12.71%
  Consumer and other . .      330,881         16.74%        270,459      15.30%
--------------------------------------------------------------------------------
  Total loans. . . . . .  $ 1,976,592        100.00%    $ 1,767,193     100.00%
                                           ---------                  ---------
                                           ---------                  ---------
Less allowance for
 loan losses . . . . . .       25,771                        22,712
                          -----------                   -----------
Total                     $ 1,950,821                   $ 1,744,481
                          -----------                   -----------
                          -----------                   -----------

     NONPERFORMING ASSETS

     At September 30, 1996, nonperforming loans were $6.2 million, an increase of $2.5 million, or 67.6%, from the $3.7 million level at December 31, 1995. The increase was principally due to transferring selected commercial and agricultural loans to nonaccrual status as a result of regularly scheduled loan reviews, principally at banks acquired during 1995 and 1996. At September 30, 1996, nonperforming loans as a percent of total loans were .31%, up from the December 31, 1995 level of .21%. Other real estate owned ("OREO") was $2.1 million at September 30, 1996, an increase of $400,000, or 23.5%, from the $1.7 million at December 31, 1995.

     Nonperforming assets of the Company are summarized in the following table:


                                             September 30,   December 31,
                                                  1996            1995
                                             ----------------------------
Loans:
   Nonaccrual loans. . . . . . . . . . . . .   $  5,897        $ 3,252
   Restructured loans. . . . . . . . . . . .        298            483
-----------------------------------------------------------------------
   Nonperforming loans . . . . . . . . . . .      6,195          3,735

Other real estate owned. . . . . . . . . . .      2,078          1,701
-----------------------------------------------------------------------
Nonperforming assets . . . . . . . . . . . .   $  8,273        $ 5,436
-----------------------------------------------------------------------
-----------------------------------------------------------------------

Loans 90 days or more past due
 but still accruing. . . . . . . . . . . . .    $ 1,790        $   779
-----------------------------------------------------------------------
-----------------------------------------------------------------------

Nonperforming loans as a percentage of total loans . . . . . .    .31%    .21%
Nonperforming assets as a percentage of total assets . . . . .    .28%    .20%
Nonperforming assets as a percentage of loans and OREO . . . .    .42%    .31%


     ALLOWANCE FOR LOAN LOSSES

     At September 30, 1996, the allowance for loan losses was $25.8 million, an increase of $2.8 million from the December 31, 1995 level of $23.0 million. Net charge-offs during the 1996 period were $358,000 more than those incurred during the three months ended September 30, 1995.

     At September 30, 1996, the allowance for loan losses as a percentage of total loans was 1.30%, a decrease from the September 30, 1995, level of 1.36%. During the nine months ended September 30, 1996, charge-offs were $2,717,000, an increase of $655,000, or 31.8%, from the $2,062,000 charged off during the 1995 period. These charge-offs related to the Company conforming the credit practices of the acquired institutions to those of its own and the continued periodic review of the existing loan portfolios.

     The following table sets forth the Company's allowance for loans losses:

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     -----------------------
                                                       1996           1995
                                                     -----------------------
                                                      (DOLLARS IN THOUSANDS)

Balance at beginning of period . . . . . . . . .     $ 22,712       $ 17,333
Acquired bank allowance. . . . . . . . . . . . .          544        545,127
Charge-offs:
  Commercial . . . . . . . . . . . . . . . . . .          660            327
  Real estate. . . . . . . . . . . . . . . . . .          147            259
  Agricultural . . . . . . . . . . . . . . . . .          413            384
  Consumer and other . . . . . . . . . . . . . .        1,497          1,092
-----------------------------------------------------------------------------

       Total charge-offs . . . . . . . . . . . .        2,717          2,062
-----------------------------------------------------------------------------
Recoveries:
  Commercial . . . . . . . . . . . . . . . . . .          161            184
  Real estate. . . . . . . . . . . . . . . . . .          215             60
  Agricultural . . . . . . . . . . . . . . . . .           61             31
  Consumer and other . . . . . . . . . . . . . .          223            446
-----------------------------------------------------------------------------
       Total recoveries. . . . . . . . . . . . .          660            721
-----------------------------------------------------------------------------

Net charge-offs. . . . . . . . . . . . . . . . .        2,057          1,341
Provision charged to operations. . . . . . . . .        4,572          1,929
-----------------------------------------------------------------------------

Balance at end of period . . . . . . . . . . . .     $ 25,771       $ 23,048
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Allowance as a percentage of total loans . . . .         1.30%          1.36%
Annualized net charge-offs to average
 loans outstanding . . . . . . . . . . . . . . .         0.15%          0.12%

     INVESTMENTS

     The investment portfolio, including available-for-sale securities and held-to-maturity securities, was $736 million at September 30, 1996, an increase of $18 million or 2.5% from the $718 million level at December 31, 1995. At September 30, 1996, the investment portfolio represented 24.5% of total assets, compared with 25.9% at December 31, 1995. In addition to investment securities, the Company had investments in interest-bearing deposits of $2 million at September 30, 1996, a $1 million decrease from the $3 million at December 31, 1995.

     DEPOSITS

     Total deposits at September 30, 1996, were $2,424 million, an increase of $64 million, or 2.7%, from $2,360 million at December 31, 1995. Noninterest-bearing deposits at September 30, 1996, were $419 million, an increase of $21 million, or 5.3%, from $398 million at December 31, 1995. The Company's core deposits as a percent of total deposits were 90.9% and 91.4% as of September 30, 1996, and December 31, 1995, respectively. Interest-bearing deposits at September 30, 1996, and December 31, 1995, were $2,005 million and $1,961 million, respectively. The Company's deposit mix among noninterest-bearing deposits and interest-bearing deposits at September 30, 1996, and December 31, 1995, was similar, indicative of the Company's relatively stable deposit base.

     BORROWINGS

     Short-term borrowings of the Company were $153 million as of September 30, 1996, as compared to $41 million at December 31, 1995, an increase of $112 million, or 273.2%. The increase is a result of management's strategy to use short-term borrowings to fund loan growth and replace selected long-term debt.

     Long-term debt of the Company was $39 million as of September 30, 1996, a decrease of $42 million, or 51.9%, from the $81 million as of December 31, 1995.

     CAPITAL MANAGEMENT

     Shareholders' equity increased $23 million, or 11.3%, to $227 million at September 30, 1996, from $204 million at December 31, 1995. At September 30, 1996, the Company's Tier 1 capital, total risk-based capital and leverage ratios were 8.48%, 10.77% and 6.35%, respectively, compared to minimum required levels of 4%, 8% and 3%, respectively (subject to change and the discretion of regulatory authorities to impose higher standards in individual cases). At September 30, 1996, the Company had risk-weighted assets of $2,235 million.